As filed with the Securities and Exchange Commission on November 9, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

THE COLONIAL BANCGROUP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	6021	63-0661573
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One Commerce Street, Suite 800

Montgomery, Alabama 36104

(334) 240-5000

(Address of principal executive offices) (Telephone No.)

Helena T. Duncan

Secretary

Post Office Box 1108

Montgomery, Alabama 36101-1108

(Name and address of agent for service)

Copies to:

Hugh C. Nickson, III Willard H. Henson Miller, Hamilton, Snider & Odom, L.L.C. One Commerce Street, Suite 305 Montgomery, Alabama 36104 Telephone: 334-834-5550 Facsimile: 334-265-4533	Brian Bilzin, Esq. Bilzin Sumberg Baena Price & Axelrod, LLP 2500 Wachovia Financial Center 200 South Biscayne Boulevard Miami, Florida 33131 Telephone: 305-374-7580 Facsimile: 305-374-7593

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective time of the proposed sale of stock of Union Bank of Florida (“Union”) to the Registrant as described in the Stock Purchase Agreement, dated as of September 27, 2004, attached as Exhibit A to the Information Statement and Prospectus forming a part of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $2.50 per share	3,236,111	Not Applicable	$0	$0

(1)	This Registration Statement covers the maximum number of shares of common stock of the Registrant which is expected to be issued in connection with the transaction.
(2)	Estimated solely for purposes of calculating the registration fee and based, pursuant to Rule 457(f)(2) and (3) under the Securities Act of 1933, as amended, based upon the September 30, 2004 book value of $82,585.00 per share of 971 shares of common stock of Union to be purchased, reduced by the estimated amount of $174,750,000 in cash to be paid to the holder of such shares.

The Registrant hereby amends this Registration Statement on each such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this information statement-prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This information statement-prospectus is not an offer to sell these securities nor is it a solicitation of an offer to buy these securities in any state where an offer or sale is not permitted.

Information Statement-Prospectus

3,236,111 Shares

The Colonial BancGroup, Inc.

Common Stock, $2.50 Par Value

This Information Statement and Prospectus relates to the proposed stock purchase of all of the common stock of Union Bank of Florida, a Florida banking corporation, from its sole shareholder, UB Financial Corporation, by The Colonial BancGroup, Inc., a Delaware corporation. Colonial BancGroup and UB Financial have entered into a stock purchase agreement which provides that at the closing of the stock purchase, BancGroup will issue between 2,647,727 and 3,236,111 shares (valued at approximately $58,250,000) of its common stock, par value $2.50, and pay $174,750,000 in cash to UB Financial in exchange for all of the issued and outstanding stock of Union Bank.

The exact number of shares of BancGroup stock issued will be determined by the market value. The market value of the BancGroup common stock issued in the transaction will be determined by calculating the average closing price of the stock reported by the New York Stock Exchange for the fifteen trading days ending on the trading day five trading days prior to the closing, provided however that the market price will not be deemed to be below $18.00 or above $22.00 per share.

UB Financial has obtained approval of the stock purchase agreement from its shareholders. No Proxies are being solicited with this information statement-prospectus.

These securities are not deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Our common stock is listed on the New York Stock Exchange under the symbol “CNB”. The closing price of our common stock was $21.46 on November 8, 2004.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November     , 2004.

This prospectus incorporates important business and financial information about Colonial BancGroup that is not included in or delivered with the prospectus. See “Information Incorporated by Reference” and “Where You Can Find More Information.” The documents incorporated by reference into this information statement-prospectus are generally available through the Securities and Exchange Commission website at http://www.sec.gov, through the Investor Relations page of the website of Colonial BancGroup at www.shareholder.com/colonialbank under the heading SEC Filings, or by requesting them in writing or by telephone from:

Helena T. Duncan

Secretary

The Colonial BancGroup, Inc.

Colonial Financial Center

One Commerce Street

Eighth Floor

Montgomery, Alabama 36104

(334) 240-5000

SUMMARY

This summary highlights selected information from this information statement-prospectus. It does not contain all of the information that will be important to you as you consider the transaction. You should carefully read the entire document and the other documents to which we refer. These will give you a more detailed description of the transaction that we are proposing. For more information about Colonial BancGroup, see “Where You Can Find More Information” (page 36). Each item in this summary refers to the pages where that subject is discussed in greater detail elsewhere in the information statement-prospectus. In this section, the terms “we” and “us” refer to UB Financial Corporation (“UB Financial”). WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The Companies

One Commerce Street

Post Office Box 1108

Montgomery, Alabama 36101

(334) 240-5000

Colonial BancGroup is a financial holding company whose wholly-owned subsidiary, Colonial Bank, N.A., provides corporate and retail banking services and products in Alabama, Florida, Georgia, Tennessee, Texas and Nevada. As of September 30, 2004, Colonial BancGroup’s total assets were about $18.2 billion, deposits were about $11.2 billion and stockholders’ equity was about $1.4 billion.

1580 Sawgrass Corporate Parkway

Suite 310

Sunrise, Florida 33323

(954) 839-1100

Union Bank of Florida is a Florida state bank that provides commercial and retail banking services principally in Broward, Dade and Palm Beach Counties, Florida and surrounding areas. As of September 30, 2004, Union’s total assets were about $1.0 billion, deposits were about $716.9 million and stockholders’ equity was about $80.2 million.

The Transaction (page 9)

The stock purchase agreement is the document that controls the anticipated sale of all of the stock of Union to Colonial BancGroup. We encourage you to read the entire stock purchase agreement, which is attached as Appendix A.

The stock purchase agreement provides for the following:

UB Financial Corporation will sell all of the stock of Union Bank of Florida to Colonial BancGroup. The total purchase price for Union’s stock will consist of $174,750,000 in cash and approximately

$58,250,000 in BancGroup common stock. The amount of stock that BancGroup will issue is subject to a minimum number of 2,647,727 shares and a maximum number of 3,236,111 shares.

Additionally, in the event that the transaction is not completed prior to March 16, 2005, then the total consideration will be increased on a per diem basis in a manner designed to pay UB Financial an agreed rate of return on the total purchase consideration up and until the transaction is completed.

Colonial BancGroup will not issue fractional shares in the transaction. If the number of shares UB Financial is to receive is not a whole number, it will receive cash instead of the fractional share based on the market value of Colonial BancGroup common stock. The market value of Colonial BancGroup common stock is determined by an average of closing prices for Colonial BancGroup stock during a fixed period before the transaction.

Comparative Market Prices (page 21)

Colonial BancGroup’s common stock is traded on the New York Stock Exchange. On September 27, 2004, the last trading day before we announced the signing of the stock purchase agreement, the closing price of Colonial BancGroup’s common stock was $20.17.

There is no trading of Union’s common stock. Therefore, the value of the stock can only be determined from information contained in Union’s financial statements. The book value of a share of Union’s stock on September 27, 2004, the date we signed the stock purchase agreement, was approximately $82,585 per share.

The following table summarizes the comparative values of the two stocks just before the stock purchase agreement was signed and the Colonial BancGroup equivalent price per share of Union common stock.

Colonial BancGroup(1)	Union(2)	Equivalent price per Union share(3)
$20.17	$82,585.00	$239,958.80

(1)	Closing price on September 27, 2004.
(2)	Book value of a share of Union Bank stock on September 27, 2004.
(3)	If the transaction had closed on September 27, 2004, UB Financial would have received 2,974 shares of Colonial BancGroup common stock and a cash payment of approximately $179,973.24 for each share of Union common stock.

Our Reasons for the Transaction (page 9)

We believe that the sale of Union is in your best interest. We considered a number of factors in deciding to approve and recommend the terms of the stock purchase agreement to you. These factors include the following:

•	The overall terms of the proposed transaction, including consideration consisting of approximately 75% cash and 25% Colonial BancGroup stock.

•	Colonial BancGroup has paid dividends to its stockholders for the past 15 years and its stock is traded on the New York Stock Exchange.

•	If the stock sale is delayed and does not close prior to March 16, 2005, the total consideration paid to UB Financial will be increased so that UB Financial will receive an agreed upon rate of return on the total consideration until the stock sale is completed.

•	As is the case with all community banks, Union has been subject to increased regulatory burdens and subject to increased expenses for risk management, training and compliance. With economies of scale, larger banking organizations, such as Colonial BancGroup, have the necessary software and centrally imbedded systems to be compliant with increasing banking regulation in a more economical manner than Union.

•	Colonial BancGroup has completed approximately 50 mergers and has significant experience in making the transaction seamless for customers and stockholders.

•	Although the stock purchase agreement provides for a $10,000,000 break-up fee if the transaction is not consummated and Union is acquired by another company, the board reserves the right to consider and negotiate any superior offer.

The foregoing discussion of the information and factors considered by the UB Financial board is not intended to be exhaustive, but includes the material factors considered. In view of the variety of factors considered in connection with its evaluation of the transaction and the offer price, the UB Financial board did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its determinations and recommendations, and individual directors may have given differing weight to different factors.

The Approval (page 8)

We have obtained approval of the stock purchase agreement from the shareholders of UB Financial by unanimous written consent dated September 27, 2004.

Vote Required (page 8)

The affirmative vote of a majority of the outstanding voting shares will be sufficient to approve the stock purchase agreement, however we anticipate that the approval will be unanimous. There are presently outstanding 1,064 shares of UB Financial common stock, 53 of which are outstanding shares of voting common stock. All of the shareholders of UB Financial have voted their shares in favor of the stock purchase agreement.

Exchange of Certificates (page 12)

At the closing of the transaction, UB Financial will transfer the Union stock certificates to Colonial BancGroup. Either at the closing or shortly thereafter, Colonial BancGroup will issue stock certificates to UB Financial.

Conditions to Completion of the Transaction (page 13)

The completion of the transaction depends on meeting a number of conditions, including the following:

•	all required regulatory approvals must be received, and any waiting periods must have passed;

•	there must be no governmental order blocking completion of the transaction, and no proceedings by a government body trying to block the transaction;

•	the New York Stock Exchange must approve the Colonial BancGroup common stock to be issued in the transaction for listing;

•	the completion of the transaction before June 30, 2005; and

•	the receipt of certain professional opinions.

Unless prohibited by law, either UB Financial or Colonial BancGroup could elect to waive a condition that has not been satisfied and complete the transaction anyway. We cannot be certain whether or when any of these conditions will be satisfied, or waived where permissible, or that we will complete the transaction.

Termination of the Stock Purchase Agreement (page 14)

Colonial BancGroup and UB Financial can agree at any time to terminate the stock purchase agreement before completing the transaction, even if the stockholders of UB Financial have already voted to approve it.

Either company can also terminate the stock purchase agreement:

•	if the other party has materially breached the stock purchase agreement and has not cured the breach;

•	if the transaction has not been completed by June 30, 2005 (provided that the failure to complete has not been caused by the breach of the company electing to terminate); or

•	if UB Financial enters into a binding agreement with any third party to merge with, or sell control to, that third party. In that event, Colonial BancGroup will have the right to receive a payment of $10,000,000 from UB Financial or its acquirer.

Federal Income Tax Consequences (page 12)

We expect that UB Financial will recognize gain for U.S. federal income tax purposes as a result of the transaction. Because UB Financial is a Subchapter S corporation, this gain will flow through to the shareholders of UB Financial.

Determining the actual tax consequences to you as an individual taxpayer can be complicated. The overall tax treatment applicable to you will depend on your specific situation and many variables not within our control. You should consult your own tax advisor for a full understanding of the transaction’s tax consequences to you.

Accounting Treatment (page 20)

The transaction will be accounted for as a purchase by Colonial BancGroup. The purchase price will be allocated to the fair value of the net tangible and identifiable intangible assets acquired, with any amounts in excess thereof being assigned to “goodwill.” Goodwill will be capitalized unless and until it is deemed to be impaired, in which case the impairment will be measured and any such amount will be charged against current earnings.

Interests of Persons Involved in the Transaction that are Different from Yours (page 10)

Certain directors, executive officers and employees of Union have interests in the transaction that are different from your interests. These differing interests include the following:

•	Union currently indemnifies its directors and officers against loss from claims arising out of their position with Union. Colonial BancGroup will, subject to some limitations, continue to indemnify those persons against claims made within six years after the completion of the transaction that arise out of actions or omissions occurring upon or prior to the completion of the transaction.

•	Upon completion of the transaction, Union employees will either become employees of Colonial BancGroup or one of its subsidiaries and become eligible for Colonial BancGroup’s employee benefits. For employees of Union other than the one named below who will be subject to separate employment agreements with Colonial BancGroup, former Union employees who are terminated after the completion of the transaction will be eligible to receive severance benefits under Colonial BancGroup’s severance policy.

•	Lynne Wines has entered into an employment agreement with Colonial Bank that will become effective when and if the transaction is completed.

•	Each of Lynne Wines, Russ Holland, Bill Kelly, Jim Kidder, Rita Lowman, Carla Pollard and Raul Valdez-Fauli is a party to a Change in Control Agreement with Union pursuant to which each of them will receive a change of control payment upon completion of the transaction.

Dissenters’	Rights

A sale of substantially all of the assets of a corporation triggers “dissenters’ rights” of appraisal under Florida law for all shareholders entitled to vote on the transaction. Accordingly, under Florida law, the shareholders of UB Financial entitled to vote on the stock sale, which constitutes a sale by UB Financial of substantially all of its assets, would have dissenters’ rights. However, UB Financial has only one shareholder entitled to vote on the transaction (the “Voting Shareholder”). Because the Voting Shareholder is the only shareholder entitled to vote on the transaction and because the Voting Shareholder has already approved the stock purchase agreement, no dissenters’ rights are triggered by the stock sale.

Information

Colonial BancGroup has supplied all information contained or incorporated by reference in this information statement-prospectus relating to Colonial BancGroup, as well as all pro forma financial information, and UB Financial has supplied all relevant information relating to Union.

Where You Can Find More Information (page 36)

This document incorporates important business and financial information about Colonial BancGroup from documents that are not included in or delivered with this document. You can obtain documents regarding Colonial BancGroup incorporated by reference in this document (other than certain exhibits to those documents) by requesting them in writing or by telephone from Colonial BancGroup by contacting Helena T. Duncan, Secretary, Post Office Box 1108, Montgomery, Alabama 36101-1108, telephone: (334) 240-5000. You will not be charged for any of these documents. You may also find documents regarding Colonial BancGroup filed or furnished at the Security and Exchange Commission’s website at www.sec.gov or through the Investor Relations page of the website of Colonial BancGroup at www.colonialbank.com under the heading “SEC Filings.”

Recent Developments—Colonial BancGroup

On November 2, 2004 BancGroup filed a registration statement on Form S-3 with the Securities and Exchange Commission (the “SEC”) to offer, on a continuing or delayed basis, common stock, preference stock and/or debt securities. Once the registration statement has been declared effective by the SEC, and assuming any appropriate supplemental prospectus has been filed, the Company may, from time to time, sell any combination of common stock, preference stock, or debt securities, in one or more offerings, up to a total dollar amount of $500 million. BancGroup expects to use the net proceeds it receives from any offering of these securities to fund one or more acquisitions or for general corporate purposes, which may include funding its operating units and subsidiaries, financing business expansion, refinancing or extending the maturity of existing debt obligations, investments at the holding company level and stock repurchases.

The Colonial Bancgroup, Inc. and Subsidiaries

Financial Highlights—Unaudited

The following table presents certain consolidated financial data for Colonial BancGroup for the periods ended September 30, 2004 and September 30, 2003 and December 31, 2003 and December 31, 2002 which have been derived from Colonial BancGroup’s financial statements. The unaudited historical data reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of such data and is presented for informational purposes only.

	September 30, 2004	December 31, 2003	September 30, 2003	% Change Dec. 31, ‘03 to Sept. 30, ‘04	% Change Sept. 30, ‘03 to Sept. 30, ‘04
	(Dollars in millions, except per share amounts)
Statement of Condition Summary
Total assets	$18,191	$16,273	$15,835	12%	15%
Mortgage warehouse loans	1,051	982	1,145	7%	-8%
All other loans	11,511	10,606	10,265	9%	12%
Total loans	12,562	11,588	11,410	8%	10%
Securities available for sale and investment securities	3,527	3,111	2,863	13%	23%
Core (non-time) deposits	7,141	5,868	5,445	22%	31%
Shareholders’ equity	1,374	1,178	1,112	17%	24%
Book value per share	$10.28	$9.28	$8.94	11%	15%

	Nine months ended September 30,		% Change Sept. 30, ‘03 to ‘04	Twelve months ended December 31,		% Change Dec. 31, ‘02 to ‘03
	2004	2003		2003	2002
	(Dollars in thousands, except per share amounts)
Earnings Summary:
Net interest income (taxable equivalent)	$427,994	$377,590	13%	$508,935	$464,078	10%
Provision for loan losses	21,606	28,176	-23%	37,378	35,980	4%
Noninterest income, excluding security gains (losses) (1)	96,590	96,237	0%	128,210	96,631	33%
Security gains (losses), net	7,417	3,859	92%	4,813	5,701	16%
Noninterest expense, excluding loss on extinguishment of debt (1)	308,672	277,763	11%	375,125	312,779	20%
Loss on early extinguishment of debt	6,183	—	—	—	—	—
Net Income	$128,121	$112,189	14%	$149,927	$140,025	7%
Earnings Per Share:
Net Income
Basic	$0.98	$0.90	9%	$1.20	$1.17	3%
Diluted	$0.98	$0.90	9%	$1.20	$1.16	3%
Average shares outstanding	130,267	124,050		124,615	119,583
Average diluted shares outstanding	131,405	124,826		125,289	120,648

	Sept. 30, 2004	Dec. 31, 2003	Sept. 30, 2003
Nonperforming Assets:
Total non-performing assets ratio	0.33%	0.65%	0.72%
Allowance as a percent of nonperforming loans	454%	240%	208%
Net charge-off ratio (annualized):
Quarter to date	0.23%	0.30%	0.35%
Year to date	0.22%	0.31%	0.31%

(1)	Certain reclassifications have been made to the 2003 financial statements to conform to the 2004 presentation.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

We and Colonial BancGroup make forward-looking statements in this document and Colonial BancGroup makes such statements in its public documents. When we or Colonial BancGroup use words such as “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect,” “will,” “should,” “seeks” or other similar expressions we or Colonial BancGroup refer to events or conditions subject to risks and uncertainties. When considering those forward-looking statements, you should keep in mind the risks, uncertainties and other cautionary statements made in this information statement-prospectus. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. In addition to the risks identified below, you should refer to Colonial BancGroup’s public documents for specific risks which could cause actual results to be significantly different from those expressed or implied by those forward-looking statements. Some factors which may affect the accuracy of the forward-looking statements apply generally to the financial services industries, while other factors apply directly to us or Colonial BancGroup. Any number of important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to:

•	expected cost savings from the acquisition and integration of Union into Colonial Bank are not fully realized;

•	deposit attrition, customer loss, or revenue loss following the acquisition and integration of Union into Colonial Bank are greater than expected;

•	deposit attrition, customer loss, or revenue loss in the ordinary course of business;

•	increases in competitive pressure in the banking industry;

•	changes in the interest rate environment which reduce margins;

•	general economic conditions, either nationally or regionally, that are less favorable than expected, resulting in, among other things, a deterioration in credit quality;

•	changes which may occur in the regulatory environment;

•	a significant rate of inflation or deflation;

•	acts of terrorism, such as the events of September 11, 2001, and war; and

•	changes in the securities markets.

Many of these factors are beyond our control and beyond the control of Colonial BancGroup. For a discussion of factors that could cause Colonial BancGroup’s actual results to differ, please see the discussions in the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Reports on Form 10-Q for the periods ended March 31, 2004, June 30, 2004 and September 30, 2004.

SHAREHOLDER APPROVAL

General

This information statement-prospectus is furnished by Colonial BancGroup in connection with the offer of shares of Colonial BancGroup common stock to be issued in the transaction. No vote of Colonial BancGroup stockholders is required to approve the transaction. The sole Voting Shareholder of UB Financial has already authorized this transaction.

Shares Entitled to Vote; Vote Required to Approve the Transaction

There were 7 record holders of UB Financial common stock, only one of which held common stock entitled to vote on the transaction. Of the 1,064 shares of UB Financial common stock outstanding, 1,011 shares were entitled to no votes per share and 53 shares were entitled to one vote per share, as of the record date.

The sole Voting Shareholder has approved the stock purchase agreement by unanimous written consent dated September 27, 2004. A majority of the voting shares must vote to approve the stock purchase agreement.

Information Statement and Written Communications

Colonial BancGroup will bear the cost of assembling and mailing this information statement-prospectus and other materials furnished to UB Financial stockholders. Colonial BancGroup also will pay all other expenses of distribution. Colonial BancGroup will pay all expenses incident to the registration of the Colonial BancGroup common stock to be issued in connection with the transaction.

Effect of Transaction on Outstanding Colonial BancGroup Common Stock

Colonial BancGroup is expected to issue a minimum number of 2,647,727 shares and a maximum number of 3,236,111 shares in connection with the transaction. This issuance of shares of Colonial BancGroup common stock would represent approximately from 1.94% to 2.36% of the total number of shares of Colonial BancGroup common stock outstanding following the transaction, not counting any additional shares Colonial BancGroup may issue for other reasons.

THE TRANSACTION

The following sets forth a summary of the material provisions of the stock purchase agreement and the transactions contemplated thereby. The description does not purport to be complete and is qualified in its entirety by reference to the stock purchase agreement, a copy of which is attached hereto as Appendix A. All UB Financial stockholders are urged to read the stock purchase agreement and the Appendix in their entirety.

General

The stock purchase agreement provides that, subject to approval by the stockholders of UB Financial, receipt of necessary regulatory approvals and satisfaction of certain other conditions described below at “Conditions to Consummation of the Transaction,” all of the stock of Union will be sold to Colonial BancGroup. Upon completion of the transaction, Union will become a wholly-owned subsidiary of Colonial BancGroup.

Background of the Transaction

The UB Financial Board of Directors has periodically reviewed strategic options for UB Financial as part of its corporate governance responsibilities, including strategies to grow UB Financial’s business through new business initiatives and through acquisitions of other financial institutions. These strategic discussions also included the possibility of business combinations involving UB Financial and larger financial institutions, particularly in view of the increasing competition, continuing consolidation and other developments in the financial services industry.

In June, 2004, two investment banking firms presented the current condition of the financial institution merger and acquisition market and Union’s strategic options to the UB Financial Board of Directors. Among other items, the Board discussed Union’s ability to enhance profitability and shareholder investment, Union’s historical and future growth opportunities and the possible sale or merger with another financial institution. Based on the analysis and recommendations and based on the values that the UB Financial Board believed might be obtainable in a business combination transaction with Union, UB Financial engaged Hovde Financial LLC (“Hovde”) to act as financial advisor in connection with the potential sale of interest in Union to, or affiliation with another entity or financial institution.

Pursuant to this engagement, in July and August, Hovde prepared materials describing Union and the value it presented to a potential acquiror. During that period, the identity of potential acquirors was discussed and a list finalized of those companies that would be contacted by Hovde. These companies were provided information (pursuant to a confidentiality agreement) and various levels of discussions were held with each regarding the potential for a suitable transaction with such company and Union. Thereafter, certain of these companies conveyed to UB Financial and its representative their interest in pursuing a transaction with Union. After receipt of these indications of interest, and giving careful consideration to the entirety of the proposals, including the consideration proposed to be paid in connection with the transaction (and the form and characteristics thereof), UB Financial believed its overall objectives were most likely to be achieved by pursuing a transaction with Colonial.

In September, Colonial BancGroup began a comprehensive due diligence review and Union’s management together with its legal and financial advisors began discussions with Colonial BancGroup’s management and its legal and financial advisors concerning the terms of the Stock Purchase Agreement. On September 27, 2004, the terms of the Stock Purchase Agreement and a potential merger agreement between Colonial Bank and Union were presented and approved by UB Financial’s and Union’s Boards of Directors. The transaction was announced on September 28, 2004 by a joint press release issued by Colonial BancGroup and Union prior to the open of trading on the NYSE.

UB Financial’s Reasons for the Transaction

On September 27, 2004, the board of directors of UB Financial and the Voting Shareholder unanimously approved and adopted the stock purchase agreement. The board of directors of UB Financial believes that the stock sale and the terms and provisions of the stock purchase agreement are fair to and in the best interests of the UB Financial stockholders.

In reaching its decision to adopt and recommend approval of the stock purchase agreement, the board of directors considered a number of factors, including the following:

•	The overall terms of the proposed transaction, including consideration consisting of approximately 75% cash and 25% Colonial BancGroup stock.

•	Colonial BancGroup has paid dividends to its stockholders for the past 15 years and its stock is traded on the New York Stock Exchange.

•	If the stock sale is delayed and does not close prior to March 16, 2005, the total consideration paid to UB Financial will be increased so that UB Financial will receive an agreed upon rate of return on the total consideration until the stock sale is completed.

•	As is the case with all community banks, Union has been subject to increased regulatory burdens and subject to increased expenses for risk management, training and compliance. With economies of scale, larger banking organizations, such as Colonial BancGroup, have the necessary software and centrally imbedded systems to be compliant with increasing banking regulation in a more economical manner than Union.

•	Colonial BancGroup has completed approximately 50 mergers and has significant experience in making the transaction as seamless as possible for customers and stockholders.

•	Although the stock purchase agreement provides for a $10,000,000 break-up fee if the transaction is not consummated and Union is acquired by another company, the board reserves the right to consider and negotiate any superior offer.

The foregoing discussion of the information and factors considered by the UB Financial board is not intended to be exhaustive, but includes the material factors considered. In view of the variety of factors considered in connection with its evaluation of the transaction and the offer price, the UB Financial board did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its determinations and recommendations, and individual directors may have given differing weight to different factors.

Colonial BancGroup’s Reasons for the Transaction

The Executive Committee of the Board of Directors of Colonial BancGroup has unanimously approved the transaction and the stock purchase agreement. The transaction will allow Colonial BancGroup to expand its banking operations in the Dade, Broward and Palm Beach market areas. Colonial BancGroup currently operates a commercial bank with 123 branches in Florida. The Board of Directors of Colonial BancGroup believes that the acquisition of Union is consistent with its current expansion strategy.

In approving the transaction and the stock purchase agreement, the Executive Committee of the Board of Directors of Colonial BancGroup took into account: (i) the financial performance and condition of Union, including its capital and asset quality; (ii) similarities in the philosophies of Colonial BancGroup and Union, including the commitment of Union to delivering high quality personalized financial services to its customers; and (iii) the extensive knowledge of, and experience in, the Broward, Miami-Dade and Palm Beach Florida market areas that has been demonstrated by the management of Union.

Interests of Certain Persons in the Transaction

Certain members of the management and the Boards of Directors of Union or UB Financial may be deemed to have certain interests in the transaction in addition to any interest as stockholders of UB Financial generally. The Board of Directors of UB Financial was aware of these interests and considered them, among other matters, in unanimously approving the stock purchase agreement.

Employees.    Upon completion of the transaction, Union employees will either become employees of Colonial BancGroup or one of its subsidiaries and become eligible for Colonial BancGroup’s employee benefits. If an employee of Union is terminated, such employee will generally be entitled to receive severance benefits under Colonial BancGroup’s severance policy.

Colonial Bank has entered into an employment agreement with Lynne Wines that will become effective when and if the transaction is completed. The agreement provides for a initial term of employment of four years, but renews itself each year for one year at the end of the initial term, and a base annual salary of not less than $400,000. Ms. Wines will be eligible to receive discretionary bonuses. The employment agreement provides that Ms. Wines will be entitled to receive such benefits and perquisites that are typically provided to senior regional executives of Colonial Bank, and that Colonial Bank’s management will recommend to the compensation committee of Colonial BancGroup an award to Ms. Wines of options to purchase 50,000 shares of Colonial BancGroup common stock at the market value on the date of grant. The employment agreement contains a covenant generally prohibiting Ms. Wines from competing against Colonial Bank in certain market areas or soliciting Colonial Bank’s customers and employees for a period ending at the later of one year following the termination of her employment or four years following the completion of the transaction.

Each of Lynne Wines, Russ Holland, Bill Kelly, Jim Kidder, Rita Lowman, Carla Pollard and Raul Valdez-Fauli is a party to a Change in Control Agreement with Union pursuant to which each of them will receive a change of control payment upon completion of the transaction. The aggregate amount that will be paid pursuant to these Change of Control Agreements is approximately $9,201,375.

Indemnification.    Under the stock purchase agreement, Colonial BancGroup has agreed to indemnify the directors and officers of Union against claims made within six years after the completion of the transaction that arise out of actions or omissions occurring upon or prior to the completion of the transaction, to the extent that Union would have been authorized under Florida law, or under its Articles of Incorporation or Bylaws, to indemnify such persons.

Purchase of Union Common Stock

The stock purchase agreement provides for the sale of all of the stock of Union to Colonial BancGroup. At the completion of the transaction, each share of Union common stock outstanding will be owned by Colonial BancGroup. As consideration for the transaction, Colonial BancGroup will pay UB Financial $174,750,000 in cash and approximately $58,250,000 in Colonial BancGroup common stock for all of the stock of Union. Assuming that Union has 971 shares of common stock issued and outstanding, then, for each share of Union common stock, UB Financial will receive approximately $179,969.10 in cash and $59,989.70 divided by the Market Value in shares of Colonial BancGroup common stock. The “Market Value” is determined by calculating the average of the closing prices of the BancGroup common stock as reported by the New York Stock Exchange on each of the fifteen consecutive trading days ending on the trading day five trading days immediately preceding the closing date. Regardless of the Market Value, however, the maximum number of shares of Colonial BancGroup common stock to be issued in the transaction shall be 3,236,111 (based upon a minimum Market Value of $18.00) and the minimum number of shares of Colonial BancGroup common stock to be issued in the transaction shall be 2,647,727 (based upon a maximum Market Value of $22.00).

Additionally, in the event that the transaction is not completed prior to March 16, 2005, then on the date that the transaction is completed, the cash consideration will be increased by an amount equal to the sum of (a) $58,250,000 times 3.1% divided by 360 which equals approximately $5,015.97 times the number of days from March 15, 2005 to the date that the transaction is completed plus (b) $174,750,000 times the prime rate as determined by the Wall Street Journal on a daily basis divided by 360 times the number of days from March 15, 2005 to the date that the transaction is completed.

No fractional shares of Colonial BancGroup common stock will be issued in connection with the transaction. If UB Financial is otherwise entitled to receive a fractional share of Colonial BancGroup common stock, it will receive instead a cash payment (without interest) equal to such fractional interest multiplied by the Market Value of the Colonial BancGroup common stock at the time of the transaction.

The stock purchase agreement provides that if, prior to the date the transaction is effective, Colonial BancGroup common stock is changed into a different number of shares or a different class of shares by reason of any recapitalization or reclassification, stock dividend, combination, stock split, or reverse stock split of the Colonial BancGroup common stock, an appropriate and proportionate adjustment will be made in the number of shares of Colonial BancGroup common stock that are issued pursuant to the stock purchase agreement.

Surrender of Union Common Stock Certificates

On the date the transaction is completed and subject to the conditions described at “Conditions to Consummation of the Transaction,” UB Financial will deliver all of the stock certificates representing the outstanding shares of Union to Colonial BancGroup.

Certain Federal Income Tax Consequences

The transaction described in the Stock Purchase Agreement will be a taxable transaction for federal income tax purposes. Although Colonial BancGroup will, in fact, purchase all the stock of Union, for federal income tax purposes, the transaction will be treated as an asset sale under Section 1.1361-5(b)(3), example 9 of the Treasury Regulations (the “Regulations”) as described further below.

UB Financial is a Subchapter S corporation as defined in Section 1361 of the Internal Revenue Code of 1986, as amended (the “Code”). Union is a Qualified Subchapter S Subsidiary (“QSub”) under Section 1361(b)(3) of the Code. The Regulations provide that when a Subchapter S corporation makes a valid QSub election with respect to a subsidiary, the subsidiary is deemed to have liquidated into the parent Subchapter S corporation. Consequently, as a QSub, all of Union’s assets, liabilities, and items of income, deduction, and credit are treated as assets, liabilities and such items (as the case may be) of UB Financial.

The Code and Regulations further provide for the tax treatment of a sale of the stock of a QSub. First, under Section 1361(b)(3)(C) of the Code, Union’s QSub status will terminate. Union would be treated as a new corporation acquiring all of its assets (and assuming all of its liabilities) from U. B. Financial in exchange for stock of Union immediately before the termination. Second, under the Regulations the tax treatment of this transaction is determined under the Code and general principles of tax law, including the step transaction doctrine.

Under Section 1.1361-5(b)(3), example 9 of the Regulations when an S corporation such as U B Financial sells 100% of its stock in a QSub to an unrelated C corporation such as Colonial BancGroup, the deemed formation of the new subsidiary by UB Financial (as a consequence of the termination of Union’s QSub status) is disregarded for federal income tax purposes. Rather the transaction is treated as a sale by U. B. financial of the assets of Union to Colonial BancGroup, followed by a transfer by Colonial BancGroup of these assets to the capital of Union in exchange for the stock of Union Bank. Thus, while Colonial BancGroup is purchasing the stock of Union from UB Financial, the transaction will be treated as an asset sale by UB Financial, followed by a transfer by BancGroup of these assets to Union in exchange for Union stock.

As a general rule, Subchapter S corporations, such as UB Financial, are not subject to a corporate level federal income tax. Rather, under Section 1366(a)(1) of the Code an S corporation’s items of income, loss, deduction or credit are allocated to the shareholders of the S corporation, pro rata. Thus, the gain or loss recognized by UB Financial on the sale of the Union assets will be allocated to the shareholders of UB Financial, pro rata. Each UB Financial stockholder will be required to report on such stockholder’s federal income tax return the gain or loss allocated to that stockholder. The character of the gain or loss will be based on the character of each of the Union assets. The amount of the gain or loss will be measured by the difference between the sum of the cash and the fair market value of Colonial BancGroup common stock received by UB Financial, and the tax basis of the Union assets.

As noted above, the general rule is that Subchapter S corporations, such as UB Financial, are not liable for a corporate level tax. An exception to this rule is the built in gain (“BIG”) tax of Section 1374 of the Code. Section 1374 provides that, if a corporation operates as a C corporation, and then elects to be treated as a Subchapter S corporation, the corporation will be liable for a corporate level tax on the sale of any appreciated assets held on the day of the conversion from a C corporation to a Subchapter S corporation, if the sale occurs within ten (10) years of the conversion. Thus, UB Financial which originally operated as a C corporation, and subsequently converted to a Subchapter S corporation, will be subject to the BIG tax of Section 1374 of the Code with respect to certain of its assets.

Although Colonial BancGroup is purchasing the stock of Union, the basis of the Union assets subsequent to said purchase should be equal to the sum of the amount of cash and the fair market value of the Colonial BancGroup common stock paid by Colonial BancGroup for said Union stock. As noted above, Section 1.1361-5(b)(3), example 9 of the Regulations provides that for federal income tax purposes, the transaction contemplated in the Stock Purchase Agreement should be treated as a sale of the Union assets from UB Financial to Colonial BancGroup followed by a transfer of these assets to Union Bank in exchange for Union stock. Thus, the basis of the Union assets subsequent to this transaction should be the cost basis of said assets as provided under Section 1012 of the Code. Such cost basis will be allocated among the Union assets in accordance with Section 1060 of the Code. Consequently, some portion of the cost basis likely will be allocated to Goodwill, which may be amortized for tax purposes, over fifteen (15) years, on a straight line basis.

THE FORGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF MATERIAL FEDERAL INCOME TAX CONSEQUENCES TO THE STOCKHOLDERS OF UB FINANCIAL, TO UB FINANCIAL AND TO BANCGROUP OF THE SALE BY U.B. FINANCIAL OF ITS STOCK IN UNION TO COLONIAL BANCGROUP AND DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF ALL POTENTIAL TAX EFFECTS OF THE TRANSACTION. THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVENT TO A PARTICULAR STOCKHOLDER SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN FEDERAL INCOME TAX LAWS, SUCH AS DEALERS IN SECURITIES, BANKS, INSURANCE COMPANIES, TAX EXEMPT ORGANIZATIONS, NON-UNITED STATES PERSONS, STOCKHOLDERS WHO DO NOT HOLD THEIR SHARES OF UB FINANCIAL COMMON STOCK AS “CAPITAL ASSETS” WITHIN THE MEANING OF SECTION 1221 OF THE CODE, AND STOCKHOLDERS WHO ACQUIRED THEIR SHARES OF UB FINANCIAL COMMON STOCK PURSUANT TO THE EXERCISE OF OPTIONS OR OTHERWISE AS COMPENSATION, NOR ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION.

THE DISCUSSION IS BASED UPON THE CODE, TREASURY REGULATIONS THEREUNDER AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE HEREOF. ALL OF THE FOREGOING IS SUBJECT TO CHANGE, AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. UB FINANCIAL STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE TRANSACTION TO THEM.

Other Possible Consequences

If the transaction is consummated, the stockholder of Union will become a stockholder of Colonial BancGroup. For a discussion of the differences, if any, in the rights, preferences, and privileges attaching to Union common stock as compared with Colonial BancGroup common stock, see “Comparative Rights of Stockholders.”

Conditions to Consummation of the Transaction

The parties’ respective obligations to consummate the transaction are subject to the satisfaction (or waiver, to the extent permitted by law) of various conditions set forth in the stock purchase agreement.

The obligations of UB Financial and Colonial BancGroup to consummate the transaction are conditioned upon, among other things, (i) the notification to, or approval of the transaction by, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency and the Florida Department of Financial Regulation; (ii) the absence of pending or threatened litigation with a view to restraining or prohibiting consummation of the transaction or to obtain divestiture, rescission or damages in connection with the transaction; (iii) the absence of any investigation by any governmental agency which might result in any such proceeding; (iv) consummation of the transaction no later than June 30, 2005; and (v) receipt of opinions of counsel regarding certain matters. The stock purchase agreement permits the parties to waive, in writing, conditions for the consummation of the transaction other than those required by law.

The obligation of UB Financial to consummate the transaction is further subject to several other conditions, including: (i) the absence of any material adverse change in the financial condition or affairs of Colonial BancGroup; (ii) the shares of Colonial BancGroup common stock to be issued under the stock purchase agreement being approved for listing on the NYSE; and (iii) the accuracy in all material respects of the representations and warranties of Colonial BancGroup contained in the stock purchase agreement and the performance by Colonial BancGroup of all of its covenants and agreements under the stock purchase agreement.

The obligation of Colonial BancGroup to consummate the transaction is subject to several other conditions, including: (i) the absence of any material adverse change in the financial condition or affairs of Union; (ii) the accuracy in all material respects of the representations and warranties of Union and UB Financial contained in the stock purchase agreement, (iv) the performance by Union and UB Financial of all of their covenants and agreements under the stock purchase agreement, including certain restrictions on Union’s conduct of its business; and (v) the receipt of the consent to the transaction and assignment of leases of Union’s offices.

It is anticipated that the foregoing conditions, as well as certain other conditions contained in the stock purchase agreement, such as the receipt of certificates of officers of each party as to compliance with the stock purchase agreement and satisfaction of each party of all representations, warranties and covenants, will either be satisfied or waived by the parties. The stock purchase agreement provides that each of UB Financial and Colonial BancGroup may waive all conditions to its respective obligation to consummate the transaction, other than the receipt of the requisite approvals of regulatory authorities. In making any decision regarding a waiver of one or more conditions to consummation of the transaction or an amendment of the stock purchase agreement, the Boards of Directors of UB Financial and Colonial BancGroup would be subject to the fiduciary duty standards imposed upon such boards by relevant law that would require such boards to act in the best interests of their respective stockholders.

Amendment or Termination of the Stock Purchase Agreement

To the extent permitted by law, the stock purchase agreement may be amended by a subsequent writing signed by each of the parties upon the approval of the Boards of Directors of each of the parties. However, after approval of the stock purchase agreement by the holders of UB Financial common stock, no amendment decreasing the consideration to be received by UB Financial may be made without the further approval of such stockholders. The stock purchase agreement may be terminated at any time prior to or on the date the transaction is to be completed, whether before or after approval of the stock purchase agreement by the stockholders of UB Financial, by the mutual consent of the respective Boards of Directors of UB Financial and Colonial BancGroup or by the Board of Directors of either Colonial BancGroup or UB Financial under certain circumstances including, but not limited to: (i) a material breach which cannot or has not been cured within 30 days of notice of such breach being given by the non-breaching party, (ii) failure to consummate the transactions contemplated under the stock purchase agreement by June 30, 2005, provided that such failure to consummate is not caused by any breach of the stock purchase agreement by the party electing to terminate and (iii) if UB Financial or Union enters into a binding agreement with any third party to merge with, or sell control to, that third party, in which event Colonial BancGroup will have the right to receive a payment of $10,000,000 from UB Financial.

Commitment with Respect to Other Offers

Until the earlier of the date the transaction is effective or, subject to certain limitations, the termination of the stock purchase agreement, neither UB Financial, Union nor any of their directors or officers (or any person representing any of the foregoing) may solicit or encourage inquiries or proposals with respect to, furnish any information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or of a substantial portion of the assets of, or of a substantial equity interest in, Union or any business combination involving UB Financial or Union (collectively, an “Acquisition Proposal”) other than as contemplated by the stock purchase agreement. UB Financial is required to notify Colonial BancGroup immediately if any such inquiries or proposals are received by UB Financial or Union, if any such information is requested from UB Financial or Union, or if any such negotiations or discussions are sought to be initiated with UB Financial or Union. UB Financial and Union are required to instruct their officers, directors, agents or affiliates or their subsidiaries to refrain from doing any of the above. UB Financial may communicate information about an Acquisition Proposal to its stockholders if and to the extent that UB Financial’s legal counsel advises UB Financial that it is required to do so in order to comply with its legal obligations.

If UB Financial or Union enters into a letter of intent or a definitive agreement to be acquired by any party other than Colonial BancGroup prior to the closing of the transaction or the termination of the stock purchase agreement, or, under certain circumstances, if UB Financial or Union is acquired by a party other than Colonial BancGroup within 18 months after the termination of the stock purchase agreement, then Colonial BancGroup will be entitled to receive a payment of $10,000,000. Such payment will compensate Colonial BancGroup for its direct and indirect costs and expenses associated with pursuing the transaction and Colonial BancGroup’s loss as a result of the failure to complete the transaction. The termination fee may also have the effect of increasing the likelihood that the transaction will be consummated by making it more difficult and expensive for any third party to acquire control of UB Financial or Union while Colonial BancGroup is seeking to consummate the transaction.

Regulatory Approvals

Section 6.2 of the stock purchase agreement provides that as a condition to closing, approvals, in form and substance reasonably satisfactory to Colonial BancGroup and UB Financial, shall have been entered by the Board of Governors of the Federal Reserve System and other appropriate bank regulatory agencies granting the authority necessary for the consummation of the stock purchase transaction contemplated by the stock purchase agreement and the possible merger of Union with and into Colonial Bank (the “Bank Merger”), if such Bank Merger is desired by Colonial Bank.

An application must be filed with the Federal Reserve pursuant to Section 3 of the Bank Holding Company Act of 1956, as amended (the “BHCA”) and the regulations promulgated pursuant thereto for its prior approval of Colonial BancGroup’s acquisition of the stock of Union. In addition, approval of Colonial BancGroup’s acquisition of the stock of Union must be obtained from the Florida Department of Financial Services (the “Florida Department”). It is anticipated that these applications will be filed on or about November 10, 2004.

In order to be in a position to consummate the Bank Merger should Colonial BancGroup decide to effect it, it will be necessary to obtain the prior approval of the Office of the Comptroller of the Currency (the “OCC”) and notice of the Bank Merger must be filed with the Florida Department. With respect to the Bank Merger, it is anticipated that an application will be filed with the OCC, and a notification will be filed with the Florida Department, on or about November 10, 2004.

Federal Reserve Approval.    Pursuant to Section 3 of the BHCA, and the regulations promulgated pursuant thereto, the approval of the Federal Reserve must be obtained prior to Colonial BancGroup acquiring the stock of Union. The Federal Reserve must withhold approval of the transaction if it finds that the transaction will result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States. In addition, the Federal Reserve may not approve the transaction if it finds that the effect thereof may be substantially to lessen competition in any section of the country, or tend to create a monopoly, or would in any other manner be in restraint of trade, unless it finds that the anti-competitive effects of the transaction are clearly outweighed by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Federal Reserve will also take into consideration, among other factors, the financial condition, managerial resources and effectiveness in combating money laundering activities of Colonial BancGroup, its subsidiaries, and Union. The Federal Reserve will consider the convenience and needs of the communities to be served and the compliance records of Colonial Bank and Union under the Community Reinvestment Act.

In addition, the Federal Reserve is expressly permitted to approve applications under Section 3 of the BHCA for a bank holding company that is adequately capitalized and adequately managed to acquire control of a bank located in a state other than the home state of such bank holding company (an “Interstate Acquisition”), without regard to whether such transaction is prohibited under the law of any state.

The Federal Reserve is prohibited from approving an Interstate Acquisition under certain circumstances. For example, it may not approve an Interstate Acquisition if the acquiring bank holding company controls, or upon consummation of the acquisition, would control, more than 10% of the total amount of deposits of insured depository institutions in the United States. Subject to certain exceptions, the Federal Reserve may not approve an application pertaining to an Interstate Acquisition if, among other things, the bank holding company, upon consummation of the acquisition, would control 30% or more of the total amount of deposits of insured depository institutions in the state where the target bank is located.

The Federal Reserve’s regulations provide for the publication of notice and public comment on the application and authorize the Federal Reserve to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could delay the regulatory approval required for consummation of the transaction. Section 11 of the BHCA imposes a waiting period which prohibits the consummation of the transaction, in ordinary circumstances, for a period ranging from 15 to 30 days following the Federal Reserve’s approval of the transaction. During such period, the United States Department of Justice, should it object to the transaction for antitrust reasons, may challenge the consummation of the transaction.

Florida Department Approval.    The Florida Department must approve the change of control of Union which would result from Colonial BancGroup’s acquisition of the stock of Union from UB Financial. Under section 658.28 of the Florida Banking Code, the Florida Department shall issue a Certificate of Approval for a change in control of a Florida state bank only after it has made an investigation and has determined that the proposed new owner of a controlling interest of such Florida state bank is qualified by reputation, character, experience and financial responsibility to control and operate the bank in a legal and proper manner and that the interest of the other shareholders, if any, and the depositors and creditors of the bank and the interest of the public generally will not be jeopardized by the proposed change in ownership, controlling interest or management.

OCC Approval.    Pursuant to Section 18(c) of the Federal Deposit Insurance Act (the “Bank Merger Act”) and OCC regulations promulgated pursuant thereto, the OCC’s prior approval of the Bank Merger must be obtained should Colonial BancGroup decide to directly merge Union with and into Colonial Bank. The OCC is prohibited from approving the Bank Merger if it would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States. In addition, the OCC is prohibited from approving the Bank Merger if its effect, in any section of the country, would be substantially to lessen competition, or to tend to create a monopoly, or which in any other manner would be in restraint of trade, unless it finds that the anti-competitive effects of the Bank Merger are clearly outweighed in the public interest by the probable effect of the Bank Merger in meeting the convenience and needs of the community to be served. The OCC is required to take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions, and the convenience and needs of the communities to be served. The OCC will consider the compliance records of the applicant bank and target bank under the Community Reinvestment Act and the effectiveness of the institutions in combating money laundering activities.

In that the Bank Merger constitutes an interstate bank merger, certain additional requirements are applicable to the Bank Merger. For example, the OCC is prohibited from approving the Bank Merger if the bank resulting from the Bank Merger, including all insured depository institutions which are affiliates of such resulting bank, upon consummation of the transaction, would control more than 10% of the total amount of deposits of insured depository institutions in the United States. The OCC is also prohibited from approving the Bank Merger if either party to the Bank Merger has a branch in any state in which any other bank involved in the Bank Merger has a branch, and the resulting bank, upon consummation of the Bank Merger, would control 30% or more of the total amount of deposits of insured depository institutions in any such state. Finally, the OCC may approve the interstate bank merger only if each bank involved in the transaction is adequately capitalized as of the date the application is filed, and the OCC determines that the resulting bank will continue to be adequately capitalized and adequately managed upon consummation of the Bank Merger.

The Bank Merger Act and the OCC regulations promulgated pursuant thereto provide for the publication of notice and public comment on the application and authorize the OCC to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could delay the regulatory approval required for consummation of the Bank Merger. The Bank Merger Act imposes a waiting period which prohibits consummation of the Bank Merger, in ordinary circumstances, for a period ranging from 15 to 30 days following the OCC’s approval of the Bank Merger. During such period, the United States Department of Justice, should it object to the Bank Merger for antitrust reasons, may challenge the consummation of the Bank Merger.

The stock purchase agreement provides that the obligation of each of Colonial BancGroup and UB Financial to consummate the transaction is conditioned upon the receipt of all necessary regulatory approvals. There can be no assurance that the applications necessary for Colonial BancGroup to consummate the transaction will be approved, and, if such approvals are received, that such approvals will not be conditioned upon terms and conditions that would cause the parties to abandon the transaction.

Any approval received from bank regulatory agencies reflects only their view that the transaction does not contravene applicable competitive standards imposed by law, and that the transaction is consistent with regulatory policies relating to safety and soundness. THE APPROVAL OF THE BANK REGULATORY AGENCIES IS NOT AN ENDORSEMENT OR RECOMMENDATION OF THE TRANSACTION.

Colonial BancGroup is not aware of any governmental approvals or actions that may be required for consummation of the transaction except for the approvals described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought.

Conduct of Business Pending the Transaction

The stock purchase agreement contains certain restrictions on the conduct of the business of Union pending completion of the transaction. The stock purchase agreement prohibits Union from taking, without the prior written consent of Colonial BancGroup, any of the following actions, prior to the completion of the transaction, subject to certain limited exceptions previously agreed to by Colonial BancGroup and Union:

(i) Issuing, delivering or agreeing to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury);

(ii) Borrowing or agreeing to borrow any funds or incurring or becoming subject to, any liability (absolute or contingent) except borrowings, obligations and liabilities incurred in the ordinary course of business and consistent with past practice;

(iii) Paying any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent balance sheet and current liabilities incurred since that date in the ordinary course of business and consistent with past practice;

(iv) Declaring or making or agreeing to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders, or purchasing or redeeming or agreeing to purchase or redeem, any of its outstanding securities, except that (a) Union may pay such dividends up to 40% of its Core Operating Earnings (as defined in the stock purchase agreement) as long as the payment of such dividends will not impair Union’s ability to achieve the capital target referenced in section 8.10 of the stock purchase agreement by December 31, 2004, and (ii) Union may pay a dividend equal to 40% of its Core Operating Earnings for each full calendar month beginning on January 1, 2005 and ending on the Closing Date;

(v) Except in the ordinary course of business, selling or transferring or agreeing to sell or transfer, any of its assets, property or rights or canceling, or agreeing to cancel, any debts or claims;

(vi) Except in the ordinary course of business, entering or agreeing to enter into any agreement or arrangement granting any preferential rights to purchase any of its assets, property or rights or requiring the consent of any party to the transfer and assignment of any of its assets, property or rights;

(vii) Waiving any rights of value which in the aggregate are material considering the business as a whole;

(viii) Except in the ordinary course of business, making or permitting any amendment or termination of any contract, agreement or license to which it is a party if such amendment or termination is material considering its business as a whole;

(ix) Except in accordance with past practice, making any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

(x) Except in accordance with past practice, increasing the rate of compensation payable to or to become payable to any of its officers or employees or making any material increase in any profit-sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any of its officers or employees;

(xi) Failing to operate its business in the ordinary course;

(xii) Entering into any other material transaction other than in the ordinary course of business; and

(xiii) Agreeing in writing, or otherwise, to take any action described in clauses (i) through (xii) above.

The stock purchase agreement provides that, with certain exceptions, prior to the completion of the transaction, no director or officer of Union or UB Financial or any of its subsidiaries shall, directly or indirectly, own, manage, operate, join, control, be employed by or participate in the ownership, proposed ownership, management, operation or control of or be connected in any manner with, any business, corporation or partnership which is competitive to the business of Union.

The stock purchase agreement also provides that (i) at the request of Colonial BancGroup, Union will consult with Colonial BancGroup and advise Colonial BancGroup in advance of all loan requests outside the ordinary course of business or in excess of $1,000,000 that are not single-family residential loan requests; and (ii) Union will consult with Colonial BancGroup to coordinate various business issues.

Closing Date

Unless otherwise agreed, the transaction will be completed within ten business days following the last to occur of: (i) the effective date of the last order, approval, or exemption of any federal or state regulatory agency approving or exempting the transactions contemplated hereby, if such action is required; (ii) the expiration of all required waiting periods after the filing of all notices to all federal or state regulatory agencies required for consummation of the transactions contemplated hereby, (iii) the effectiveness of the registration statement with the Securities and Exchange Commission of the common stock to be issued by Colonial BancGroup as part of the purchase consideration, (iv) the completion of any corporate approvals (including that approval of the shareholders of UB Financial) required for the consummation of the transaction, and (v) the listing of the common stock to be issued pursuant to the transaction with the New York Stock Exchange.

Management and Operations After the Transaction

As a result of the transaction, Union will become a wholly-owned subsidiary of Colonial BancGroup. No changes in the members of the board of directors or executive officers of Colonial BancGroup will occur as a result of the transaction. The members of the boards of directors and the officers of Union will continue to serve in such capacities at the discretion of Colonial BancGroup, other than anyone who may have entered into an employment agreement with Colonial Bank, who would be expected to serve pursuant to the terms of the applicable agreement.

Indemnification

Colonial BancGroup has agreed to indemnify the directors and officers of Union against claims made within six years after the completion of the transaction that arise out of actions or omissions occurring upon or prior to the completion of the transaction, to the extent that Union would have been authorized under Florida law, or under its Articles of Incorporation or Bylaws, to indemnify such persons.

Rights of Dissenting Stockholders

A sale of substantially all of the assets of a corporation triggers “dissenters’ rights” of appraisal under Florida law for all shareholders entitled to vote on the transaction. Accordingly, under Florida law, the shareholders of UB Financial entitled to vote on the stock sale, which constitutes a sale by UB Financial of substantially all of its assets, would have dissenters’ rights. However, UB Financial has only one shareholder entitled to vote on the transaction. Because the Voting Shareholder is the only shareholder entitled to vote on the transaction and because the Voting Shareholder has already approved the stock purchase agreement, no dissenters’ rights are triggered by the stock sale. Holders of UB Financial non-voting common stock are not entitled to dissenters’ rights as a result of the stock sale.

Resale of Colonial BancGroup Common Stock Issued in the Transaction

The issuance of the shares of Colonial BancGroup common stock pursuant to the transaction has been registered under the Securities Act of 1933 (the “Securities Act”). As a result, UB Financial and its shareholders, who will be deemed to be “affiliates” of UB Financial (as such term is defined under the Securities Act) may resell the shares of Colonial BancGroup common stock which will be issued in connection with the transaction, but are subject to the restrictions on resale as provided in Rule 145 of the Securities Act.

The Colonial BancGroup common stock received by affiliates of UB Financial (primarily officers, directors and principal stockholders) who do not also become affiliates of Colonial BancGroup after the consummation of the transaction may not be sold except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Generally, Rule 145 permits Colonial BancGroup common stock held by such stockholders to be sold in accordance with certain provisions of Rule 144 under the Securities Act. In general, these provisions of Rule 144 permit a person to sell on the open market in brokers or certain other transactions within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of Colonial BancGroup common stock or the average weekly trading volume in Colonial BancGroup common stock reported on the NYSE during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to the availability of current public information about Colonial

BancGroup. The restrictions on sales will cease to apply under most circumstances once the former affiliate has held the Colonial BancGroup common stock for at least one year. Colonial BancGroup common stock held by affiliates of UB Financial who become affiliates of Colonial BancGroup, if any, will be subject to additional restrictions on the ability of such persons to resell such shares.

Accounting Treatment

Colonial BancGroup will account for the transaction as a purchase transaction in accordance with generally accepted accounting principles. Under this accounting treatment, and in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations, the purchase price will be assigned to the fair value of the net tangible and identifiable intangible assets acquired, with any amounts in excess thereof being assigned to “goodwill.” The valuation of intangibles, if any, will be made as of the effective date of the transaction. In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, qualifying intangibles, such as core deposit intangibles, will be amortized by charges to future earnings over their expected useful lives. The remaining goodwill will be capitalized and evaluated for impairment on an annual basis, or if circumstances arise in which it is more likely than not the fair value of the related reporting unit has been reduced. If such goodwill were to be deemed impaired, such impairment would be measured and any such amount would be charged against current earnings.

NYSE Listing of Colonial BancGroup Common Stock Issued in the Transaction

It is anticipated that the shares of Colonial BancGroup common stock to be issued in the transaction will be listed on the NYSE.

COMPARATIVE MARKET PRICES AND DIVIDENDS

Colonial BancGroup.    Colonial BancGroup common stock is listed for trading on the NYSE under the symbol “CNB.” The following table indicates the high and low sales prices of the Colonial BancGroup common stock as reported on the NYSE and dividends paid since January 1, 2001.

	Price Per Share of Common Stock		Dividends Per Share
	High	Low
2001
First Quarter	$13.12	$10.75	$.12
Second Quarter	14.75	12.05	.12
Third Quarter	14.94	12.02	.12
Fourth Quarter	14.98	12.07	.12

2002
First Quarter	15.19	13.47	.13
Second Quarter	16.11	14.41	.13
Third Quarter	14.65	12.03	.13
Fourth Quarter	12.85	11.01	.13

2003
First Quarter	12.79	10.63	.14
Second Quarter	14.24	11.20	.14
Third Quarter	15.06	13.79	.14
Fourth Quarter	18.10	14.44	.14

2004
First Quarter	18.83	16.45	.145
Second Quarter	18.60	16.62	.145
Third Quarter	20.89	17.80	.145
Fourth Quarter (through November 5, 2004)	21.85	20.43	—

On September 27, 2004, the business day immediately prior to the public announcement of the transaction, the closing price of the Colonial BancGroup common stock on the NYSE was $20.17 per share. The following table presents the market value per share of Colonial BancGroup common stock on that date, and the market value and equivalent per share value of Union common stock on that date:

	Colonial BancGroup Common Stock(1)	Union Common Stock(2)	Equivalent Price Per Union Share(3)
Comparative Market Value	$20.17	$82,585.00	$239,958.80

(1)	Closing price as reported by the NYSE on September 27, 2004.
(2)	There is no established public trading market for the shares of Union common stock. The value shown is the book value of a share of Union common stock.
(3)	If the transaction had closed on September 27, 2004, 2,974 shares of Colonial BancGroup common stock and approximately $179,973.24 in cash would have been exchanged for each share of Union common stock, assuming that the market value as defined in the stock purchase agreement was equal to the closing price of a share of Colonial BancGroup common stock on September 27, 2004.

Union.    There is no established public trading market for Union’s common stock. Union is a wholly-owned qualified Subchapter S Subsidiary of UB Financial. Union pays dividends to UB Financial in an amount equal to UB Financial’s debt service requirements and the tax liabilities of UB Financial shareholders.

BANCGROUP CAPITAL STOCK AND LONG TERM DEBT

Colonial BancGroup’s authorized capital stock consists of 200,000,000 shares of Colonial BancGroup common stock, par value $2.50 per share and 1,000,000 shares of preferred stock, $2.50 par value per share. As of September 30, 2004, there were outstanding a total of 133,617,232 shares of Colonial BancGroup common stock. No shares of preferred stock are issued and outstanding. Additionally, Colonial BancGroup has various issuances of long term debt outstanding at September 30, 2004 summarized as follows and described more fully below, under Colonial BancGroup debt.

September 30, 2004
(in thousands)
Variable Rate Subordinated Debentures	$7,725
Subordinated Notes	270,500
Junior subordinated debt	315,552
FHLB and other long term debt	1,734,966

Total	$2,328,743

The following statements with respect to Colonial BancGroup common stock and preferred stock are brief summaries of material provisions of Delaware law, the Restated Certificate of Incorporation (the “Colonial BancGroup Certificate”), as amended, and Bylaws of Colonial BancGroup, do not purport to be complete and are qualified in their entirety by reference to the foregoing.

Colonial BancGroup Common Stock

Dividends.    Subject to the rights of holders of Preferred Stock, if any, to receive certain dividends prior to the declaration of dividends on shares of Colonial BancGroup common stock, when and as dividends, payable in cash, stock or other property, are declared by the Colonial BancGroup Board of Directors, the holders of Colonial BancGroup common stock are entitled to share ratably in such dividends.

Voting Rights.    Each holder of Colonial BancGroup common stock has one vote for each share held on matters presented for consideration by the stockholders.

Preemptive Rights.    The holders of Colonial BancGroup common stock have no preemptive rights to acquire any additional shares of Colonial BancGroup.

Issuance of Stock.    The Colonial BancGroup Certificate authorizes the Board of Directors of Colonial BancGroup to issue authorized shares of Colonial BancGroup common stock without stockholder approval. However, Colonial BancGroup’s common stock is listed on the NYSE, which requires stockholder approval of the issuance of additional shares of Colonial BancGroup common stock under certain circumstances.

Liquidation Rights.    In the event of liquidation, dissolution or winding-up of Colonial BancGroup, whether voluntary or involuntary, the holders of Colonial BancGroup common stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its stockholders after the satisfaction of its liabilities (or after adequate provision is made therefore) and after preferences of any outstanding Preferred Stock.

Preferred Stock

The preferred stock (which is denominated in the Colonial BancGroup Certificate of Incorporation as “Preference Stock”) may be issued from time to time as a class without series, or if so determined by the Board of Directors of Colonial BancGroup, either in whole or in part in one or more series. The voting rights, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including, but not limited to, the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of Preferred Stock (or of the entire class of Preferred Stock if none of such shares has been issued), the number of shares constituting any such series and the terms and conditions of the issue thereof may be fixed by resolution of the Board of Directors of Colonial BancGroup. Preferred Stock may have a preference over the Colonial BancGroup common stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation or winding-up of Colonial BancGroup and such other preferences as may be fixed by the Board of Directors of Colonial BancGroup.

Colonial BancGroup Long Term Debt

In connection with the ASB Bancshares, Inc. acquisition, on February 5, 1998, Colonial BancGroup issued $7,725,000 of variable rate subordinated debentures due February 5, 2008. These variable rate subordinated debentures qualify as Tier II capital and bear interest equal to the New York Prime Rate minus 1% (but in no event less than 7% per annum).

On March 15, 1999, Colonial BancGroup issued $100 million of subordinated notes, due March 15, 2009. The notes qualify as Tier II capital, bear interest at 8.00% and are not subject to redemption prior to maturity. Colonial BancGroup executed two interest rate swaps whereby Colonial BancGroup will receive fixed rates and pay floating rates, effectively converting the fixed rate notes to floating. The result of these interest rate swaps created effective floating rates of 3-month LIBOR plus 4.01% on $50 million and 3-month LIBOR plus 4.015% on $50 million which, as of September 30, 2004 were 5.89% and 5.895%, respectively. The fair market value of the swaps at September 30, 2004 was $896,000.

On May 23, 2001, Colonial Bank, N.A., a wholly-owned subsidiary of Colonial BancGroup, issued $150 million in 9.375% subordinated notes due June 1, 2011. This debt qualifies as Tier II capital. In connection with this issuance, Colonial BancGroup executed an interest rate swap whereby Colonial BancGroup will receive a fixed rate and pay a floating rate, effectively converting the fixed rate notes to floating. The result of this interest rate swap created an effective floating rate of 3-month LIBOR plus 3.2775%, which as of September 30, 2004 was 5.0675%. The fair market value of the swap at September 30, 2004 was $19.6 million.

On January 29, 1997, Colonial BancGroup issued, through a special purpose trust, $70 million of trust preferred securities that qualify as Tier I capital. The securities bear interest at 8.92% and are subject to redemption by Colonial BancGroup, in whole or in part at any time after January 29, 2007 until maturity in January 2027. In connection with this issuance, Colonial BancGroup executed an interest rate swap whereby Colonial BancGroup will receive a fixed rate and pay a floating rate, effectively converting the fixed rate notes to floating. The result of this interest rate swap created an effective floating rate of 3-month LIBOR plus 2.23%, which as of September 30, 2004 was 3.83%. The fair market value of the swap at September 30, 2004 was $4.4 million.

On March 21, 2002, Colonial BancGroup issued, through a special purpose trust, $100 million of trust preferred securities that qualify as Tier I capital. The securities bear interest at 8.32% and are subject to redemption by Colonial BancGroup, in whole or in part at any time after April 1, 2007 until maturity in April 2032. In connection with this issuance, Colonial BancGroup executed an interest rate swap whereby Colonial BancGroup will receive a fixed rate and pay a floating rate, effectively converting the fixed rate notes to floating. The result of this interest rate swap created an effective floating rate of 3-month LIBOR plus 1.40%, which as of September 30, 2004 was 3.00%. The fair market value of the swap at September 30, 2004 was $7.9 million.

In March 2002, Colonial BancGroup added $8 million in trust preferred securities as part of the acquisition of Mercantile BancCorp, Inc. The securities qualify as Tier I capital and bear interest at a quarterly adjusted rate of prime plus 1.25%, which as of September 30, 2004 was 5.75%. These securities mature in September 2032.

On September 16, 2003, Colonial BancGroup issued, through a special purpose trust, $100 million of trust preferred securities that qualify as Tier I capital. The securities bear interest at 7.875% and are subject to redemption by Colonial BancGroup, in whole or in part at any time after October 1, 2008 until maturity on October 1, 2033. In connection with this issuance, Colonial BancGroup executed three interest rate swaps whereby Colonial BancGroup will receive fixed rates and pay floating rates, effectively converting the fixed rate notes to floating. The result of these interest rate swaps created effective floating rates of 3-month LIBOR plus 1.995% on $30 million, 3-month LIBOR plus 2.0875% on $35 million, and 3-month LIBOR plus 1.9975% on $35 million, which as of September 30, 2004 were 3.595%, 3.6875% and 3.5975%, respectively. The fair market value of these swaps at September 30, 2004 was $772,000.

In May 2003, Colonial BancGroup added $15 million in trust preferred securities as part of the acquisition of P.C.B. Bancorp, Inc. These securities qualify as Tier I capital and bear interest at an average rate of 3-month LIBOR plus 3.32%, which as of September 30, 2004 was 5.27%. The securities have maturity dates ranging from September 2032 to March 2033.

The subordinated debentures, notes and trust preferred securities described above are subordinate to substantially all remaining liabilities of Colonial BancGroup.

Colonial BancGroup had long-term FHLB Borrowings outstanding of approximately $1.4 billion at September 30, 2004. These borrowings have maturity dates ranging from 2005 to 2014. During 2004, the Company entered into interest rate swap agreements to convert $575 million in existing FHLB advances to an average floating rate of 3-month LIBOR plus 1.1096%. These advances originally had an average fixed rate of 4.8605%. The fair market value of these swaps at September 30, 2004 was $17.3 million.

BancGroup had a long term security repurchase agreement in the amount of $300 million outstanding at September 30, 2004. The arrangement matures in August 2006 and bears interest at a rate of 1-month LIBOR plus 0.04%, which as of September 30, 2004 was 1.72625%.

Changes in Control

Certain provisions of the Colonial BancGroup Certificate and the Colonial BancGroup Bylaws may have the effect of preventing, discouraging or delaying any change in control of Colonial BancGroup. The Colonial BancGroup Board of Directors has the authority to issue Colonial BancGroup preferred stock with such rights and privileges, including voting rights, as it may deem appropriate. This would allow the Board of Directors to prevent a change in control despite a shift in ownership of the Colonial BancGroup common stock. See “Preferred Stock.” In addition, the power of Colonial BancGroup’s Board of Directors to issue additional shares of Colonial BancGroup common stock may help delay or deter a change in control by increasing the number of shares needed to gain control. See “Colonial BancGroup Common Stock.” The following provisions also may deter any change in control of Colonial BancGroup.

Classified Board.    Colonial BancGroup’s Board of Directors is classified into three classes, as nearly equal in number as possible, with the members of each class elected to three-year terms. Thus, one-third of Colonial BancGroup’s Board of Directors is elected by stockholders each year. With this provision, two annual elections are required in order to change a majority of the Board of Directors. There are currently 18 directors of Colonial BancGroup. This provision of the Colonial BancGroup Certificate also stipulates that (i) directors can be removed only for cause upon a vote of 80% of the voting power of the outstanding shares entitled to vote in the election of directors, voting as a class, (ii) vacancies in the Board of Directors may only be filled by a majority vote of the directors remaining in office, (iii) the maximum number of directors shall be fixed by resolution of the Board of Directors, and (iv) the provisions relating to the classified Board of Directors can only be amended by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares entitled to vote in the election of directors, voting as a class.

Business Combinations.    Certain “Business Combinations” of Colonial BancGroup with a “Related Person” may only be undertaken with the affirmative vote of at least 75% of the outstanding shares of “Voting Stock,” plus the affirmative vote of at least 67% of the outstanding shares of Voting Stock, not counting shares owned by the Related Person, unless the Continuing Directors of Colonial BancGroup approve such Business Combination. A “Related Person” is a person, or group, who owns or acquires 10% or more of the outstanding shares of Colonial BancGroup common stock, provided that no person shall be a Related Person if such person would have been a Related Person on the date of approval of this provision by Colonial BancGroup’s Board of Directors, i.e., April 20, 1994. An effect of this provision may be to exclude Robert E. Lowder, the current Chairman and Chief Executive Officer of Colonial BancGroup, and certain members of his family from the definition of Related Person. A “Continuing Director” is a director who was a member of the Board of Directors immediately prior to the time a person became a Related Person. This provision may not be amended without the affirmative vote of the holders of at least 75% of the outstanding shares of Voting Stock, plus the affirmative vote of the outstanding shares of at least 67% of the outstanding Voting Stock, excluding shares held by a Related Person. This provision may have the effect of giving the incumbent Board of Directors a veto over a transaction or other Business Combination that could be desired by a majority of Colonial BancGroup’s stockholders. As of February 24, 2004, the Board of Directors of Colonial BancGroup owned approximately 7.1% of the outstanding shares of Colonial BancGroup common stock.

Board Evaluation of Mergers.    The Colonial BancGroup Certificate permits the Board of Directors to consider certain factors such as the character and financial stability of the other party, the projected social, legal, and economic effects of a proposed transaction upon the employees, suppliers, regulatory agencies and customers and communities of Colonial BancGroup, and other factors when considering whether Colonial BancGroup should undertake a merger, sale of assets, or other similar transaction with another party. This provision may not be amended except by the affirmative vote of at least 80% of the outstanding shares of Colonial BancGroup common stock. This provision may give greater latitude to the Board of Directors in terms of the factors which the board may consider in recommending or rejecting a merger or other Business Combination of Colonial BancGroup.

Director Authority.    The Colonial BancGroup Certificate prohibits stockholders from calling special stockholders’ meetings and acting by written consent. It also provides that only Colonial BancGroup’s Board of Directors has the authority to undertake certain actions with respect to governing Colonial BancGroup such as appointing committees, electing officers, and establishing compensation of officers, and it allows the Board of Directors to act by majority vote.

Bylaw Provisions.    The Colonial BancGroup Bylaws provide that stockholders wishing to propose nominees for the Board of Directors or other business to be taken up at an annual meeting of Colonial BancGroup stockholders must comply with certain advance written notice provisions. These bylaw provisions are intended to provide for the more orderly conduct of stockholders’ meetings but could make it more difficult for stockholders to nominate directors or introduce business at stockholders’ meetings.

Delaware Business Combination Statute.    Subject to some exceptions, Delaware law prohibits Colonial BancGroup from entering into certain “business combinations” (as defined) involving persons beneficially owning 15% or more of the outstanding Colonial BancGroup common stock (or one who is an affiliate of Colonial BancGroup and has over the past three years beneficially owned 15% or more of such stock) (either, for the purpose of this paragraph, an “Interested Stockholder”), unless the Board of Directors has approved either (i) the business combination or (ii) prior to the stock acquisition by which such person’s beneficial ownership interest reached 15% (a “Stock Acquisition”), the Stock Acquisition. The prohibition lasts for three years from the date of the Stock Acquisition. Notwithstanding the preceding, Delaware law allows Colonial BancGroup to enter into a business combination with an Interested Stockholder if (i) the business combination is approved by Colonial BancGroup’s Board of Directors and authorized by an affirmative vote of at least two-thirds of the outstanding voting stock of Colonial BancGroup which is not owned by the Interested Stockholder or (ii) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, such stockholder owned at least 85% of the outstanding Colonial BancGroup common stock (excluding Colonial BancGroup common stock held by officers and directors of Colonial BancGroup or by certain Colonial BancGroup stock plans). These provisions of Delaware law apply simultaneously with the provisions of the Colonial BancGroup Certificate relating to business combinations with a related person, described above at “Business Combinations,” but they are generally less restrictive than the Colonial BancGroup Certificate.

Control Acquisitions.    As it relates to Colonial BancGroup, the Change in Bank Control Act of 1978 prohibits a person or group of persons from acquiring “control” of a bank holding company unless the Federal Reserve has been given 60 days’ prior written notice of such proposed acquisition and within that time period the Federal Reserve has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve, the acquisition of more than 10% of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as Colonial BancGroup, would, under the circumstances set forth in the presumption, constitute the acquisition of control. The receipt of revocable proxies, provided the proxies terminate within a reasonable time after the meeting to which they relate, is not included in determining percentages for change in control purposes.

COMPARATIVE RIGHTS OF STOCKHOLDERS

If the transaction is consummated, UB Financial will become a holder of Colonial BancGroup common stock. The rights of a holders of Colonial BancGroup common stock following the transaction will be governed by the Colonial BancGroup Certificate and the Colonial BancGroup Bylaws, as well as the laws of Delaware, the state in which Colonial BancGroup is incorporated.

The following summary compares the rights of the holder of Union common stock with the rights of the holders of the Colonial BancGroup common stock. For a more detailed description of the rights of the holders of Colonial BancGroup common stock, including certain features of the Colonial BancGroup Certificate and the Delaware General Corporation Law (“DGCL”) that might limit the circumstances under which a change in control of Colonial BancGroup could occur, see “Colonial BancGroup Capital Stock and Long Term Debt.”

The following information is qualified in its entirety by the Colonial BancGroup Certificate and the Colonial BancGroup Bylaws, and the Union Articles of Incorporation and Bylaws, the DGCL, the Florida Business Corporation Act (“FBCA”) and the Florida Banking Code.

Director Elections

Union.    Union’s directors are elected to terms of one year. There is no cumulative voting in the election of directors.

Colonial BancGroup.    Colonial BancGroup’s directors are elected to terms of three years with approximately one-third of the Board to be elected annually. There is no cumulative voting in the election of directors. See “Colonial BancGroup Capital Stock and Long Term Debt—Changes in Control—Classified Board.”

Removal of Directors

Union.    Under the FBCA, Union’s directors may be removed by the shareholders, with or without cause, if the number of votes cast in favor of removal exceeds the number of votes cast against removal.

Colonial BancGroup.    The Colonial BancGroup Certificate provides that a director may be removed from office, but only for cause and by the affirmative vote of the holders of at least 80% of the voting shares then entitled to vote at an election of directors.

Voting

Union.    The Union Articles of Incorporation provide that voting common stock has one vote per share and non-voting common stock has no voting rights except as required by applicable law.

Colonial BancGroup.    Each stockholder of Colonial BancGroup is entitled to one vote for each share of Colonial BancGroup common stock held, and such holders are not entitled to cumulative voting rights in the election of directors.

Preemptive Rights

Union.    The holders of Union common stock have no preemptive rights to acquire any additional shares of Union common stock or any other shares of Union capital stock.

Colonial BancGroup.    The holders of Colonial BancGroup common stock have no preemptive rights to acquire any additional shares of Colonial BancGroup common stock or any other shares of Colonial BancGroup capital stock.

Directors’ Liability

Union.    Pursuant to the FBCA, a director of Union will have no personal liability to Union or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless: (a) the director breached or failed to perform his or her duties as a director; and (b) the director’s breach of, or failure to perform, those duties constitutes: (i) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (ii) a transaction from which the director derived an improper personal benefit; (iii) a circumstance under which the director would be liable for an unlawful distribution by Union; (iv) in a proceeding by or in the right of Union to procure a judgment in its favor or by or in the right of a stockholder, conscious disregard for the best interest of Union, or willful misconduct; or (v) in a proceeding by or in the right of someone other than Union or a stockholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. This statute would absolve directors of personal liability for negligence in the performance of duties, including gross negligence. It would not permit a director to be exculpated, however, for liability for actions involving conflicts of interest, and it does not affect the availability of injunctive or other equitable relief as a remedy.

Colonial BancGroup.    The Colonial BancGroup Certificate provides that a director of Colonial BancGroup will have no personal liability to Colonial BancGroup or its stockholders for monetary damages for breach of fiduciary duty as a director except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for the payment of certain unlawful dividends and the making of certain stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision would absolve directors of personal liability for negligence in the performance of duties, including gross negligence. It would not permit a director to be exculpated, however, for liability for actions involving conflicts of interest or breaches of the traditional “duty of loyalty” to Colonial BancGroup and its stockholders, and it would not affect the availability of injunctive or other equitable relief as a remedy.

Indemnification

Union.    Under the FBCA, Union is required to indemnify an officer or director who has been successful on the merits or otherwise in defense of any proceeding or in defense of any claim, issue, or matter therein, against expenses actually and reasonably incurred by him in connection therewith. The FBCA also contains detailed and comprehensive provisions regarding when Union is permitted, although not required, to indemnify its officers and directors against expenses, judgments, fines and other expenses in connection with litigation.

Colonial BancGroup.    The Colonial BancGroup Certificate provides that directors, officers, employees and agents of Colonial BancGroup shall be indemnified to the full extent permitted under the DGCL. Section 145 of the DGCL contains detailed and comprehensive provisions providing for indemnification of directors and officers of Delaware corporations against expenses, judgments, fines and settlements in connection with litigation. Under the DGCL, other than an action brought by or in the right of Colonial BancGroup, such indemnification is available if it is determined that the proposed indemnity acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Colonial BancGroup and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of Colonial BancGroup, such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred in the defense or settlement of such action if the indemnity acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Colonial BancGroup and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to Colonial BancGroup unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that the proposed indemnity has been successful on the merits or otherwise in defense of any action, suit or proceeding (or any claim, issue or matter therein), he or she must be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Colonial BancGroup maintains an officers’ and directors’ insurance policy and a separate indemnification agreement pursuant to which officers and directors of Colonial BancGroup would be entitled to indemnification against certain liabilities, including reimbursement of certain expenses that extends beyond the minimum indemnification provided by Section 145 of the DGCL.

Special Meetings of Stockholders; Action Without a Meeting

Union.    Under Union’s by-laws, a special meeting of Union’s stockholders may be called by the Chairman of the Board of Directors or the President or by stockholders owning 25% of the outstanding stock of Union and entitled to vote.

Colonial BancGroup.    Under the Colonial BancGroup Certificate, a special meeting of Colonial BancGroup’s stockholders may only be called by a majority of the Colonial BancGroup Board of Directors or by the chairman of the Board of Directors of Colonial BancGroup. Holders of Colonial BancGroup common stock may not call special meetings or act by written consent.

Quorum Requirements for Meetings Of Stockholders

Union.    At a meeting of the stockholders of Union, a quorum consists of stockholders holding a majority of the capital stock of Union outstanding and entitled to vote, represented either in person or by proxy.

Colonial BancGroup.    At a meeting of the stockholders of Colonial BancGroup, the holders of a majority of the votes entitled to vote and represented in person or by proxy constitute a quorum.

Mergers, Share Exchanges and Sales of Assets

Union.    The FBCA provides that mergers, share exchanges and sales of substantially all of the assets of Florida corporations outside of the ordinary course of business must be approved by a majority of the outstanding stock of the corporation entitled to vote thereon. The FBCA also provides, however, that the stockholders of the corporation surviving a merger need not approve the transaction, unless such approval is required under its Articles of Incorporation, if: (i) the agreement of merger does not make any amendments to the articles of incorporation of such corporation that are required to be approved by the stockholders; and (ii) each stockholder of the surviving corporation whose shares were outstanding immediately prior to the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and relative rights, immediately after the merger. The Articles of Incorporation of Union do not require that the stockholders of Union approve a merger if such conditions are met.

Colonial BancGroup.    The DGCL provides that mergers and sales of substantially all of the assets of Delaware corporations must be approved by a majority of the outstanding stock of the corporation entitled to vote thereon. The DGCL also provides, however, that the stockholders of the corporation surviving a merger need not approve the transaction if: (i) the agreement of merger does not amend in any respect the certificate of incorporation of such corporation; (ii) each share of stock of such corporation outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger; and (iii) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the merger. See also “Colonial BancGroup Capital Stock and Long Term Debt—Changes in Control” for a description of the statutory provisions and the provisions of the Colonial BancGroup Certificate relating to changes of control of Colonial BancGroup.

Amendment of Articles or Certificate of Incorporation and Bylaws

Union.    Unless the FBCA, the Articles of Incorporation of Union, or the board of directors in a particular case requires a greater vote or a vote by voting groups, to be adopted, an amendment to the Articles of

Incorporation of Union must be approved by a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create dissenters’ rights under the FBCA, and with respect to every other voting group entitled to vote on the amendment, the amendment must receive more votes in favor of adoption than against adoption. As is permitted by the FBCA, the By-laws of Union provide that the Bylaws may be amended at any stockholders’ meeting by a majority of the stockholders entitled to vote or by the board of directors by a vote of two-thirds of those present at the meeting at which the amendment is considered.

Colonial BancGroup.    Under the DGCL, a Delaware corporation’s certificate of incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote as a class, unless the certificate requires the vote of a larger portion of the stock. The Colonial BancGroup Certificate requires “super-majority” stockholder approval to amend or repeal any provision of, or adopt any provision inconsistent with, certain provisions in the Colonial BancGroup Certificate governing (i) the election or removal of directors, (ii) business combinations between Colonial BancGroup and a Related Person, and (iii) board of directors evaluation of business combination procedures. See “Colonial BancGroup Capital Stock and Long Term Debt—Changes in Control.”

As is permitted by the DGCL, the Certificate gives the Board of Directors the power to adopt, amend or repeal the Colonial BancGroup Bylaws. The stockholders entitled to vote have concurrent power to adopt, amend or repeal the Colonial BancGroup Bylaws.

Rights of Dissenting Stockholders

Union.    Under the FBCA, a stockholder has the right, in certain circumstances, to dissent from certain corporate transactions and receive the fair value of his or her shares in cash in lieu of the consideration he or she otherwise would have received in the transaction. For this purpose, “fair value” means the value of the corporation’s shares determined immediately before the effectuation of the corporate action to which the stockholder objects, using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining stockholders. Stockholders also are not permitted appraisal rights in a merger if such corporation is the surviving corporation and no vote of its stockholders is required.

Colonial BancGroup.    Under the DGCL, a stockholder has the right, in certain circumstances, to dissent from certain corporate transactions and receive the fair value of his or her shares in cash in lieu of the consideration he or she otherwise would have received in the transaction. For this purpose, “fair value” may be determined by all generally accepted techniques of valuation used in the financial community, excluding any element of value arising from the accomplishment or expectation of the transaction, but including elements of future value that are known or susceptible of proof. Such fair value is determined by the Delaware Court of Chancery, if a petition for appraisal is timely filed. Appraisal rights are not available, however, to stockholders of a corporation (i) if the shares are listed on a national securities exchange (as is Colonial BancGroup common stock) or quoted on the Nasdaq National Market System, or held of record by more than 2,000 stockholders (as is Colonial BancGroup common stock), and (ii) stockholders are permitted by the terms of the merger or consolidation to accept in exchange for their shares (a) shares of stock of the surviving or resulting corporation, (b) shares of stock of another corporation listed on a national securities exchange or held of record by more than 2,000 stockholders, (c) cash in lieu of fractional shares of such stock, or (d) any combination thereof. Stockholders are not permitted appraisal rights in a merger if such corporation is the surviving corporation and no vote of its stockholders is required.

Preferred Stock

Union.    Union is not authorized to issue any preferred stock. Union is authorized to issue 120,000 shares of voting common stock and 120,000 shares of non-voting common stock, which are identical in all respects except that voting common stock has one vote per share and non-voting common stock has no voting rights except as required by applicable law.

Colonial BancGroup.    The Colonial BancGroup Certificate authorizes the issuance of 1,000,000 shares of Preference Stock from time to time by resolution of the Board of Directors of Colonial BancGroup. Currently, no shares of Preference Stock are issued and outstanding. See “Colonial BancGroup Capital Stock and Long Term Debt—Preferred Stock.”

Control Share Acquisitions

Union.    Union is subject to the Control Share Acquisition statute under the FBCA (Section 607.0902). Unless a “control share acquisition” has been made in accordance with certain specified requirements, the FBCA prohibits the voting of shares that are acquired in the control share acquisition unless the holders of a majority of the corporation’s voting shares (exclusive of shares held by officers of the corporation, directors who are also employees of the corporation, and the acquiring party) approve the granting of voting rights as to the shares acquired in the control share acquisition. A “control share acquisition” is defined as an acquisition that immediately thereafter entitles the acquiring party to vote in the election of directors within each of the following ranges of voting power: (i) one-fifth or more but less than one-third of such voting power, (ii) one-third or more but less than a majority of such voting power, and (iii) a majority or more of such voting power.

Colonial BancGroup.    For information with respect to provisions under Colonial BancGroup’s governing documents and the DGCL regarding provisions which may have the effect of presenting, discouraging or delaying any change in control of Colonial BancGroup, see “Colonial BancGroup Capital Stock and Long Term Debt—Changes in Control.”

Transactions with Interested Persons

Union.    The FBCA contains an Affiliated Transaction statute that prohibits certain Florida corporations from engaging in a broad range of business combinations or other extraordinary corporate transactions with an “interested stockholder” unless certain conditions are met, or the transaction is approved by the holders of two-thirds of the corporation’s voting shares other than those owned by the interested stockholder. An interested stockholder is defined as a person who together with affiliates and associates beneficially owns more than 10% of the corporation’s outstanding voting shares. However, the Articles of Incorporation of PCB contain a provision opting out of the coverage of the statute.

Colonial BancGroup.    For information with respect to provisions under Colonial BancGroup’s governing documents and the DGCL regarding provisions which may have the effect of presenting, discouraging or delaying any change in control of Colonial BancGroup, see “Colonial BancGroup Capital Stock and Long Term Debt—Changes in Control.”

Effect of the Transaction on UB Financial

UB Financial currently owns all of the stock of Union. At the completion of the transaction, a minimum of 2,647,727 and a maximum of 3,236,111 shares of Colonial BancGroup common stock will be issued to UB Financial. These shares would represent approximately from 1.94% to 2.36% of the total shares of Colonial BancGroup common stock outstanding after the transaction, not counting any shares of Colonial BancGroup common stock to be issued to persons other than UB Financial.

The issuance of the Colonial BancGroup common stock pursuant to the transaction will reduce the percentage interest of the Colonial BancGroup common stock currently held by each principal stockholder and each director and officer of Colonial BancGroup. The directors and executive officers of Colonial BancGroup who owned approximately 7.3% of Colonial BancGroup’s outstanding shares as of February 24, 2004 would own approximately from 7.1% to 7.2% after the transaction. See “Business of Colonial BancGroup—Voting Securities and Principal Stockholders.”

BUSINESS OF BANCGROUP

General

The principle activity of BancGroup is to supervise and coordinate the business of its subsidiaries and to provide them with capital and services. BancGroup conducts its business primarily through its wholly owned subsidiary, Colonial Bank.

Colonial Bank conducts a general commercial banking business and offers a variety of demand, savings and time deposit products as well as extensions of credit through personal, commercial and mortgage loans within its market areas. Colonial Bank also provides additional services to its markets through cash management services, electronic banking services, credit card, and merchant services and financial planning services. Financial planning services include trust service, insurance sales and the sales of various types of investment products such as mutual funds, annuities, stocks, municipal bonds and U.S. government securities.

The following is a summary as of September 30, 2004 of assets, deposits and branches attributable to each state:

	% of Total Assets	% of Core (non-time) Deposits	% of Total Deposits	Number of Branches
Florida	48%	56%	50%	123
Alabama	26%	27%	33%	116
Georgia	8%	5%	7%	22
Texas	6%	5%	4%	12
Nevada	4%	5%	4%	13
Corporate/Other	8%	2%	2%	3

We believe that we are poised to take advantage of growth opportunities because of our strategic locations in attractive markets in the United States, including Florida and Nevada. During the past few years Colonial has made a concerted effort to build a solid infrastructure and transform its culture to one that is sales and service focused. The Company is just now beginning to reap the benefits from these strategic initiatives. Colonial is finding more opportunity to grow relationships with its existing customer base as well as expand its presence in chosen markets in the fastest-growing areas of the country.

Management Information

Certain information regarding the biographies of the directors and executive officers of Colonial BancGroup, executive compensation and related party transactions is included in (i) Colonial BancGroup’s Annual Report on Form 10-K for the fiscal year ending December 31, 2003, at item 10, and (ii) Colonial BancGroup’s Proxy Statement for its 2004 Annual Meeting under the headings “Voting Securities and Principal Stockholders,” “Security Ownership of Management,” “Election of Directors,” “Section 16(a) Beneficial Ownership Reporting Compliance,” “Compensation Committee Interlocks and Insider Participation,” “Executive Compensation,” and “Personnel and Compensation Committee Report” at pages 1-20. Colonial BancGroup hereby incorporates such information by reference.

BUSINESS OF UNION

General

Union began operations in 1971 and is a state chartered commercial bank headquartered in Sunrise, Florida. The Bank is a wholly owned subsidiary of UB Financial. Union is engaged in the general commercial banking business and provides a variety of related financial products and services through its 18 branch network. In addition, Union originates residential mortgage loans for sale in the secondary market through its division doing business as Union Bank Mortgage Corporation. As of September 30, 2004 Union had total assets of $1.0 billion, net loans of $632.7 million, total deposits of $716.9 million and total equity of $80.2 million.

As a community bank, Union offers a broad range of financial services including traditional commercial and consumer deposit and loan products, residential mortgage products and cash management services.

Union is subject to supervision, examination and regulation by the Florida Department and the Federal Deposit Insurance Corporation.

Market Areas

Union’s principal market areas are Broward, Miami-Dade and Palm Beach Counties, Florida with 12 full service branches in Broward, 3 in Miami-Dade and 3 in Palm Beach. In addition, the Bank conducts loan production operations in Jacksonville, Florida. Union’s client profile consists of real estate related businesses, professionals, small and medium size businesses and consumers.

Lending Activities

Lending activities generate Union’s single largest source of revenue. While the Bank engages in a full complement of lending activities including commercial, consumer and residential loans, particular emphasis is placed on commercial real estate and construction lending. Commercial real estate and construction loans comprise 72% of the total loan portfolio at September 30, 2004. Commercial real estate loans are made for land acquisition and development, construction, income producing and owner occupied properties. The collateral held in the commercial real estate and construction portfolios consists of various property types including residential, industrial, retail and office. Commercial lending focuses on providing commercial and industrial loans to professionals and small to mid-size businesses and includes commercial lines of credit, working capital loans and equipment loans. Consumer lending offers primarily home equity loans and lines of credit but also provides personal, auto and boat loan products. The residential loan portfolio consists of originated single family first mortgage loans and purchased whole loan pools. The majority of all loans are made with a floating or variable interest rate.

Union employs sound underwriting practices and considers, among other items, creditworthiness of the borrowers and guarantors, cash flows from the business that support loan repayment, collateral values, economic feasibility of the project, reputation and past experiences with principals.

At September 30, 2004, gross loans totaled $638.9 million consisting of 72% commercial real estate, 15% residential real estate, 10% commercial and 3% consumer.

Competition

Union experiences strong competition both in attracting deposits and originating loans in its market area. Direct competition comes from other commercial banks, savings and loan associations, credit unions, mutual funds, brokerage and insurance companies and other providers of financial services. Many of these competitors have greater financial resources, larger branch networks, better name recognition, greater economies of scale, less regulatory burdens and larger employee bases than Union. The primary methods used to attract deposit accounts include variety and quality of services, convenience and interest rates. Union competes for loans through interest rates, loan fees and efficient, quality service provided to clients.

Employees

Union employed 199 employees including 87 officers at September 30, 2004.

Description of Property

Corporate offices and branch locations are as follows:

Location	Description	Square Feet	Owned/ Leased
Lauderhill	Branch. Approximately 1,700 sq ft subleased to third party.	7,000	Leased
Cypress Creek	Branch	3,449	Leased
Coconut Creek	Branch	2,500	Leased
Downtown Ft. Lauderdale	Branch	2,478	Leased
Plantation	Branch	3,670	Leased
Hollywood	Branch	3,300	Owned
Coral Ridge	Branch	3,803	Leased
Coral Springs	Branch	3,393	Leased
Aventura	Branch. Approximately 1,500 sq ft leased to third party.	5,000	Owned -Building Leased - Land
Weston	Branch and training facility	5,292	Leased
West Dade	Branch and lending offices. Approximately 23,000 sq ft leased to third parties.	28,000	Owned
Deerfield	Branch	2,300	Owned
Boynton	Branch	2,584	Leased
Boca Raton	Branch	2,176	Leased
Miramar	Branch	2,700	Owned -Building Leased - Land
Brickell	Branch, executive and lending offices	3,269	Leased
Sunrise	Branch and corporate headquarters and executive offices	26,690	Leased
West Palm Beach	Branch, market executive and lending offices	4,139	Leased

Security Ownership of Management and Certain Beneficial Owners

All of the outstanding shares of common stock of Union are owned by UB Financial. The following table sets forth certain information as of the record date regarding the beneficial ownership of UB Financial common stock by (i) 5% or greater shareholders of UB Financial, (ii) each director of UB Financial and (iii) all directors and executive officers of UB Financial as a group. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all the shares owned by them.

	Shares of UB Financial Beneficially Owned
Name	Common Stock (1)		Percentage of Class Outstanding
Stuart Miller	390	(2)	36.7%
Jeffrey Miller	390	(3)	36.7%
Leslie Saiontz	390	(4)	36.7%
Brian Bilzin	899	(5)	84.5%
Steven Saiontz	55		5.2%
All executive officers and directors as a group	1,064		100%

(1)	Common stock consists of 53 shares of voting common stock and 1,011 shares of non-voting common stock.
(2)	Includes a total of 335 shares held of record by Stuart Miller as co-trustee of two trusts for the benefit of members of the Miller family.
(3)	Includes a total of 335 shares held of record by Jeffrey Miller as co-trustee of two trusts for the benefit of members of the Miller family.
(4)	Includes a total of 335 shares held of record by Leslie Saiontz as co-trustee of two trusts for the benefit of members of the Miller family and 55 shares held of record by Steven Saiontz, the husband of Leslie Saiontz.
(5)	Includes a total of 899 shares held of record by Brian Bilzin as co-trustee of four trusts for the benefit of members of the Miller family. For federal securities law purposes only, Brian Bilzin is deemed to be the beneficial owner of these securities. Brian Bilzin disclaims beneficial ownership over all such securities.

OTHER MATTERS

The Board of Directors of UB Financial is not aware of any other business that requires the approval of its shareholders other than those matters described above in this information statement-prospectus. If, however, any other matters not now known should arise, the Board of Directors of UB Financial shall seek the appropriate approvals.

DATE FOR SUBMISSION OF BANCGROUP STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in Colonial BancGroup’s proxy solicitation materials for its 2005 annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at Colonial BancGroup’s main office at One Commerce Street, Post Office Box 1108, Montgomery, Alabama 36101, no later than 120 calendar days in advance of the date of the Proxy Statement that Colonial BancGroup will mail for the 2005 annual meeting of its stockholders.

LEGAL MATTERS

Certain legal matters regarding the shares of Colonial BancGroup common stock of Colonial BancGroup offered hereby are being passed upon by the law firm of Miller, Hamilton, Snider & Odom, L.L.C., Mobile, Alabama, of which John C. H. Miller, Jr., a director of Colonial BancGroup, is a partner. Such firm received fees for legal services performed in 2003 of approximately $2,647,660. As of October 31, 2004, John C. H. Miller, Jr. beneficially owned 66,117 shares of Colonial BancGroup common stock. Mr. Miller also received employee-related compensation from Colonial BancGroup in 2003 of $41,845, the use of a company-provided vehicle for personal use valued at $4,204, and the personal use of the company aircraft valued at $2,215. Certain legal matters relating to the transaction are being passed upon for Union and UB Financial by the law firm of Bilzin Sumberg Baena Price & Axelrod LLP, Miami, Florida. Brian Bilzin, the sole shareholder of Brian Bilzin, P.A., a partner in Bilzin Sumberg Baena Price & Axelrod LLP, is a co-trustee of four trusts that are UB Financial shareholders as indicated under “Business of Union—Security Ownership of Management and Certain Beneficial Owners” above.

EXPERTS

The consolidated financial statements of Colonial BancGroup incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Colonial BancGroup files reports, proxy statements, and other information with the SEC. You can read and copy these reports, proxy statements, and other information concerning Colonial BancGroup at the SEC’s Public Reference Room at 450 Fifth Street, N. W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You can review Colonial BancGroup’s electronically filed reports, Colonial BancGroup’s proxy and information statements on the SEC’s Internet site at http://www.sec.gov, or through the Investor Relations page of the website of Colonial BancGroup at www.colonialbank.com under the heading “SEC Filings.” Colonial BancGroup’s common stock is quoted on the New York Stock Exchange under the symbol “CNB”. Colonial BancGroup’s reports, proxy statements and other information are also available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York City, New York 10005.

Colonial BancGroup has filed a registration statement on Form S-4 with the SEC covering the common stock. This information statement-prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement. For further information about Colonial BancGroup and its common stock you should refer to the registration statement and its exhibits. You can obtain the full registration statement from the SEC as indicated above.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows Colonial BancGroup to “incorporate by reference” the information they file with the SEC. This permits Colonial BancGroup to disclose important information to you by referring to these filed documents. The information incorporated by reference is an important part of this information statement-prospectus, and information that Colonial BancGroup files later with the SEC will automatically update and supersede this information. Colonial BancGroup incorporates by reference:

•	its Annual Report on Form 10-K for the year ended December 31, 2003,

•	its Quarterly Reports on Form 10-Q for the periods ended March 31, 2004, June 30, 2004 and September 30, 2004,

•	our Current Report on Form 8-K filed on September 1, 2004,

•	its description of the current management and Board of Directors contained in Colonial BancGroup’s Proxy Statement for its 2004 Annual Meeting,

•	a description of its common stock, $2.50 par value per share, contained in Colonial BancGroup’s Registration Statement on Form 8-A, filed with the SEC on November 22, 1994 and effective February 22, 1995, and

•	any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) under the Securities Exchange Act of 1934 after the date of this information statement-prospectus and prior to the special meeting, or, in the case of exercise of stock options that are being assumed by Colonial BancGroup, prior to the exercise of such options.

You may request a copy of these filings at no cost by writing or telephoning Colonial BancGroup at the following address:

Helena T. Duncan

Secretary

The Colonial BancGroup, Inc.

Colonial Financial Center

One Commerce Street

Eighth Floor

Montgomery, Alabama 36104

(334) 240-5000

With respect to the offering of Colonial BancGroup common stock, you should rely only on the information incorporated by reference or provided in this information statement-prospectus. Colonial BancGroup has not authorized anyone else to provide you with different information. Colonial BancGroup is not making an offer of the common stock in any state where the offer is not permitted. You should not assume that the information in this information statement-prospectus is accurate as of any date other than the date on the front of this information statement-prospectus. With respect to your consideration of the stock purchase agreement, you may also review the selected financial data that Union and UB Financial provide to their stockholders on an annual basis following the end of each calendar year.

APPENDIX A

STOCK PURCHASE AGREEMENT

by and among

THE COLONIAL BANCGROUP, INC.,

UNION BANK OF FLORIDA

and

UB FINANCIAL CORPORATION

Providing for the Acquisition of the Stock of

UNION BANK OF FLORIDA

by

THE COLONIAL BANCGROUP, INC.

dated as of

September 27, 2004

A-i

A-ii

A-iii

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (including the Exhibits and Schedules hereto, this “Agreement”) dated as of September 27, 2004 by and among UB Financial Corporation, a bank holding company and a Florida corporation (“Seller”), Union Bank of Florida and The Colonial BancGroup, Inc., a financial holding company and a Delaware corporation (“BancGroup”).

RECITALS

WHEREAS, Seller is the sole shareholder of Union Bank of Florida, a Florida state chartered bank and a Qualified Subchapter S Subsidiary (“Union”); and

WHEREAS, BancGroup is a bank holding company with a Subsidiary bank, Colonial Bank, N.A. (“Colonial Bank”), operating in Alabama, Florida, Georgia, Nevada, Tennessee and Texas; and

WHEREAS, BancGroup wishes to acquire Union upon the terms and conditions set forth in this Agreement; and

WHEREAS, Seller wishes to sell Union upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES

1.1 General.    Subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined), Seller shall sell, assign, transfer and convey unto BancGroup all of the issued and outstanding shares of common stock, par value $2.00 per share, of Union (the “Shares”), and BancGroup shall purchase all of the Shares for an aggregate purchase price of $233 million in cash and BancGroup common stock (the “Purchase Consideration”), payable in cash in the amount of $174,750,000 and in BancGroup common stock in the amount of $58,250,000, with such amount of stock subject to adjustment as described herein.

1.2 Purchase Consideration.    The Purchase Consideration shall consist of $174,750,000 in cash (the “Cash Consideration” and approximately $58,250,000 in BancGroup Common Stock (the “Stock Consideration”). Assuming that Union has 971 shares of common stock issued and outstanding, then, for each share of Union common stock, Seller will receive approximately $179,969.10 in cash and $59,989.70 divided by the Market Value in shares of BancGroup Common Stock. The “Market Value” shall represent the per share market value of the BancGroup common stock at the Closing Date and shall be determined by calculating the average of the closing prices of the BancGroup Common Stock as reported by the NYSE on each of the fifteen consecutive trading days ending on the trading day five trading days immediately preceding the Closing Date. Regardless of the Market Value, however, the maximum number of shares of BancGroup Common Stock to be issued as Stock Consideration shall be 3,236,111 (based upon a minimum Market Value of $18.00) and the minimum number of shares of BancGroup Common Stock to be issued as stock Consideration shall be 2,647,727 (based upon a maximum Market Value of $22.00).

1.3 Manner of Payment.    The Cash Consideration shall be paid by BancGroup on the Closing Date by wire transfer of immediately available funds to the account or accounts designated by Seller. The Stock Consideration shall be issued by BancGroup and delivered by BancGroup’s transfer agent to Seller or its designee within three business days of the Closing Date.

1.4 Delivery of Certificates.    Against receipt of the Purchase Consideration, at the Closing, Seller shall deliver to BancGroup the certificates for the Shares, together with such stock powers as will entitle BancGroup to immediate registration of the transfer of the Shares in its name and as will convey the Shares to BancGroup free and clear of all liens and encumbrances (other than transfer restrictions imposed by applicable securities laws).

1.5 Time and Place of Closing.    The closing of the transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m. on the Closing Date at the offices of BancGroup in Miami, Florida or at such other time and place as may be mutually agreed upon by the parties.

1.6 Closing Date.    Unless otherwise mutually agreed upon in writing by the parties, subject to the terms and conditions hereof, the “Closing Date” shall be within ten business days following the last to occur of: (i) the effective date of the last order, approval, or exemption of any federal or state regulatory agency approving or exempting the transactions contemplated hereby, if such action is required; (ii) the expiration of all required waiting periods after the filing of all notices to all federal or state regulatory agencies required for consummation of the transactions contemplated hereby, (iii) the effectiveness of the registration statement with the Securities and Exchange Commission of the common stock to be issued by BancGroup as part of the Purchase Consideration, (iv) the completion of any corporate approvals (including a meeting of the shareholders of the Seller’s shareholders, if necessary) required for the consummation of the transaction contemplated by Section 1.1 hereto, and (v) the listing of the common stock to be issued pursuant to this Agreement with the New York Stock Exchange. The Parties shall use reasonable efforts to cause the Closing Date to occur on or before December 31, 2004.

1.7 Fractional Shares.    No fractional shares of BancGroup Common Stock shall be issued as part of the Stock Consideration, and if the final calculation of the Stock Consideration would result in a fractional share, then Seller will be paid by BancGroup an amount in cash equal to the Market Value of such fractional share.

1.8 Adjustments.    In the event that prior to the Closing Date, BancGroup Common Stock shall be changed into a different number of shares or a different class of shares by reason of any recapitalization or reclassification, stock dividend, combination, stock split, or reverse stock split of the BancGroup Common Stock, an appropriate and proportionate adjustment shall be made in the amount of Stock Consideration to be issued as part of the Purchase Consideration as well as the maximum and minimum Market Value amounts set forth in this Agreement.

ARTICLE II

REPRESENTATIONS, WARRANTIES AND COVENANTS OF BANCGROUP

No representation or warranty contained in this Article II shall be deemed untrue or incorrect, and BancGroup shall not be deemed to have breached a representation or warranty as a consequence of the existence or absence of any fact, event or circumstance, unless such fact, event or circumstance is not set forth in the BancGroup Disclosure Schedule and, whether individually or in the aggregate with all other facts, events or circumstances that have not been set forth in the BancGroup Disclosure Schedule, has had or is reasonably likely to have a Material Adverse Effect and was not a willful act on the part of BancGroup.

Except as disclosed in the document of even date herewith delivered by BancGroup to Seller prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the “BancGroup Disclosure Schedule”), BancGroup represents, warrants and covenants to and with Seller as follows:

2.1 Organization.    BancGroup is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. BancGroup has the necessary corporate powers to carry on its business as presently conducted and is qualified to do business in every jurisdiction in which the character and location of the Assets owned by it or the nature of the business transacted by it requires qualification or in which the failure to qualify could, individually or in the aggregate, have a Material Adverse Effect. BancGroup is duly registered as a financial holding company under the Bank Holding Company Act of 1956, as amended.

2.2 Capital Stock.

(a) The authorized capital stock of BancGroup consists of (i) 200,000,000 shares of Common Stock, $2.50 par value per share, of which 133,563,802 shares were validly issued and outstanding as of July 31, 2004, fully paid and nonassessable and are not subject to preemptive rights (not counting additional shares subject to issue pursuant to stock option and other plans and convertible debentures), and (ii) 1,000,000 shares of Preference Stock, $2.50 par value per share, none of which are issued and outstanding. The shares of BancGroup Common Stock to be issued as the Stock Consideration are duly authorized and, when so issued, will be validly issued and outstanding, fully paid and nonassessable, will have been registered under the 1933 Act, and will have been registered or qualified under the securities laws of all jurisdictions in which such registration or qualification is required, based upon securities law requirements and information provided by Seller.

(b) The authorized capital stock of each Subsidiary of BancGroup is validly issued and outstanding, fully paid and nonassessable, and each Significant Subsidiary (as defined in Section 1-02 of Regulation S-X under the Securities Act of 1933, as amended) is wholly owned, directly or indirectly, by BancGroup.

2.3 Financial Statements; Taxes.    (a) BancGroup has delivered to Seller true and correct copies of the following financial statements of BancGroup:

(i) Consolidated balance sheets as of December 31, 2002, December 31, 2003 and June 30, 2004;

(ii) Consolidated statements of operations for each of the three years ended December 31, 2001, 2002 and 2003 and for the six months ended June 30, 2004;

(iii) Consolidated statements of cash flows for each of the three years ended December 31, 2001, 2002 and 2003 and for the six months ended June 30, 2004; and

(iv) Consolidated statements of changes in shareholders’ equity for the three years ended December 31, 2001, 2002 and 2003 and for the six months ended June 30, 2004.

All such financial statements are in all material respects in accordance with the books and records of BancGroup and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated unless otherwise stated, all as more particularly set forth in the notes to such statements. Each of the consolidated balance sheets presents fairly as of its date the consolidated financial condition of BancGroup and its Subsidiaries. Except as and to the extent reflected or reserved against in such balance sheets (including the notes thereto), BancGroup did not have, as of the dates of such balance sheets, any material Liabilities or obligations (absolute or contingent) of a nature customarily reflected in a balance sheet or the notes thereto. The consolidated statements of operations, cash flows and changes in shareholders’ equity present fairly the results of operations and changes in financial position of BancGroup and its Subsidiaries for the periods indicated. The foregoing representations, insofar as they relate to the unaudited interim financial statements of BancGroup for the six months ended June 30, 2004, are subject in all cases to normal recurring year-end adjustments and the omission of footnote disclosure.

(b) Except as listed on Schedule 2.3(b), all Tax returns required to be filed by or on behalf of BancGroup have been timely filed (or requests for extensions therefore have been timely filed and granted and have not expired), and all returns filed are complete and accurate in all material respects. All Taxes shown on these returns to be due and all additional assessments received have been paid. The amounts recorded for Taxes on the balance sheets provided under section 2.3(a) are, to the Knowledge of BancGroup, sufficient in all material respects for the payment of all unpaid federal, state, county, local, foreign or other Taxes (including any interest or penalties) of BancGroup accrued for or applicable to the period ended on the dates thereof, and all years and periods prior thereto and for which BancGroup may at such dates have been liable in its own right or as transferee of the Assets of, or as successor to, any other corporation or other party. No audit, examination or investigation is presently being conducted or, to the Knowledge of BancGroup, threatened by any taxing authority which is likely to result in a material Tax Liability, no material unpaid Tax deficiencies or additional liabilities of any sort have been proposed by any governmental representative and no agreements for extension of time for the assessment of any material amount of Tax have been entered into by or on behalf of BancGroup. BancGroup has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all Tax withholding provisions of applicable federal, state, foreign and local Laws (including without limitation, income, social security and employment Tax withholding for all types of compensation).

2.4 No Conflict with Other Instrument.    The consummation of the transactions contemplated by this Agreement will not result in a breach of or constitute a Default (without regard to the giving of notice or the passage of time) under any material Contract, indenture, mortgage, deed of trust or other material agreement or instrument to which BancGroup or any of its Subsidiaries is a party or by which they or their Assets may be bound; will not conflict with any provision of the restated certificate of incorporation or bylaws of BancGroup or the articles of incorporation or bylaws of any of its Subsidiaries; and will not violate any provision of any Law, regulation, judgment or decree binding on them or any of their Assets.

2.5 Absence of Material Adverse Change.    Since the date of the most recent balance sheet provided under section 2.3(a)(i) above, there have been no events, changes or occurrences which have had or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BancGroup.

2.6 Approval of Agreement.    The board of directors of BancGroup, or its Executive Committee has approved this Agreement and the transactions contemplated by it and has authorized the execution and delivery by BancGroup of this Agreement. This Agreement constitutes the legal, valid and binding obligation of BancGroup, enforceable against it in accordance with its terms. Approval of this Agreement by the stockholders of BancGroup is not required by applicable Law. Subject to the regulatory approvals referred to in section 6.2, BancGroup has full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated by this Agreement. BancGroup has no Knowledge of any fact or circumstance under which the appropriate regulatory approvals required by section 6.2 will not be granted without the imposition of material conditions or material delays.

2.7 Title and Related Matters.    BancGroup has good and marketable title to all the properties, interests in properties and Assets, real and personal, that are material to the business of BancGroup, reflected in the most recent balance sheet referred to in section 2.3(a), or acquired after the date of such balance sheet (except properties, interests and Assets sold or otherwise disposed of since such date, in the ordinary course of business), free and clear of all mortgages, Liens, pledges, charges or encumbrances except (i) mortgages and other encumbrances referred to in the notes of such balance sheet, (ii) liens for current Taxes not yet due and payable and (iii) such imperfections of title and easements as do not materially detract from or interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations at such properties. To the Knowledge of BancGroup, the material structures and equipment of BancGroup comply in all material respects with the requirements of all applicable Laws.

2.8 Subsidiaries.    Each Significant Subsidiary of BancGroup has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the jurisdiction of its incorporation and each Significant Subsidiary has been duly qualified as a foreign corporation to transact business and is in good standing under the Laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification and in which the failure to be duly qualified could have a Material Adverse Effect upon BancGroup and its Significant Subsidiaries considered as one enterprise; BancGroup’s banking

Subsidiary has its deposits fully insured by the Federal Deposit Insurance Corporation to the extent provided by the Federal Deposit Insurance Act; and the businesses of the non-bank Subsidiaries of BancGroup are permitted businesses of registered bank holding companies that are financial holding companies.

2.9 Contracts.    Neither BancGroup nor any of its Significant Subsidiaries is in violation of its respective certificate of incorporation or bylaws or in Default in the performance or observance of any material obligation, agreement, covenant or condition contained in any Contract, indenture, mortgage, loan agreement, note, lease or other instrument to which it is a party or by which it or its property may be bound.

2.10 Litigation.    Except as disclosed in or reserved for in BancGroup’s financial statements, there is no Litigation before or by any court or Agency, domestic or foreign, now pending, or, to the Knowledge of BancGroup, threatened against or affecting BancGroup or any of its Subsidiaries (nor is BancGroup aware of any facts which could give rise to any such Litigation) which is required to be disclosed in the Registration Statement (other than as disclosed therein), or which is likely to have any Material Adverse Effect or prospective Material Adverse Effect, or which is likely to materially and adversely affect the properties or Assets thereof or which is likely to materially affect or delay the consummation of the transactions contemplated by this Agreement; all pending legal or governmental proceedings to which BancGroup or any Subsidiary is a party or of which any of their properties is the subject which are not described in the Registration Statement, including ordinary routine litigation incidental to the business, are, considered in the aggregate, not material; and neither BancGroup nor any of its Subsidiaries have any contingent obligations which could be considered material to BancGroup and its Subsidiaries considered as one enterprise which are not disclosed in the Registration Statement as it may be amended or supplemented.

2.11 Compliance.    BancGroup and its Subsidiaries, in the conduct of their businesses, are to the Knowledge of BancGroup, in compliance with all federal, state or local Laws applicable to the conduct of their businesses except where non-compliance could not be reasonably expected to have a Material Adverse Effect on BancGroup.

2.12 Registration Statement.    At the time the Registration Statement becomes effective and at the time of the Shareholders’ Meeting, the Registration Statement, including the Information Statement which shall constitute a part thereof, will comply in all material respects with the requirements of the 1933 Act and the rules and regulations thereunder, will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this subsection shall not apply to statements in or omissions from the Information Statement made in reliance upon and in conformity with information furnished in writing to BancGroup by Seller or any of its representatives expressly for use in the Information Statement or information included in the Information Statement regarding the business of Seller, its operations, Assets and capital.

2.13 SEC Filings.    (a) BancGroup has heretofore delivered or made available to Seller copies of BancGroup’s: (i) Annual Report on Form 10-K for the fiscal year ended December 31, 2003; (ii) 2003 Annual Report to Shareholders, (iii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004 and (iv) any reports on Form 8-K, filed by BancGroup with the SEC since December 31, 2003. Since December 31, 2002, BancGroup has timely filed all reports and registration statements and the documents required to be filed with the SEC under the rules and regulations of the SEC and all such reports and registration statements or other documents have complied in all material respects, as of their respective filing dates and effective dates, as the case may be, with all the applicable requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act of 2002. As of the respective filing and effective dates, none of such reports or registration statements or other documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The documents to be incorporated by reference into the Registration Statement, at the time they were filed with the SEC, complied in all material respects with the requirements of the 1934 Act and

Regulations thereunder and when read together and with the other information in the Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading at the time the Registration Statement becomes effective or at the time of the Shareholders’ Meeting.

2.14 Form S-4.    The conditions for use of a registration statement on SEC Form S-4 set forth in the General Instructions on Form S-4 have been or will be satisfied with respect to BancGroup and the Registration Statement.

2.15 Brokers.    Except for negotiations with Hovde Financial LLC as referenced in Section 3.18 of this Agreement and Lehman Brothers, all negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by BancGroup directly with Seller and without the intervention of any other person, either as a result of any act of BancGroup or otherwise in such manner as to give rights to any valid claim against BancGroup for finders fees, brokerage commissions or other like payments.

2.16 Government Authorization.    BancGroup and its Subsidiaries have all Permits that are or will be legally required to enable BancGroup or any of its Subsidiaries to conduct their businesses in all material respects as now conducted by each of them.

2.17 Absence of Regulatory Communications.    Neither BancGroup nor any of its Subsidiaries is subject to, or has received during the past three (3) years or at anytime that has a current adverse effect, any written communication directed specifically to it from any Agency to which it is subject or pursuant to which such Agency has imposed or has indicated it may impose any material restrictions on the operations of it or the business conducted by it or in which such Agency has raised a material question concerning the condition, financial or otherwise, of such company.

2.18 Disclosure.    No representation or warranty, or any statement or certificate furnished or to be furnished to Seller by BancGroup, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in any such statement or certificate not misleading.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AND UNION

No representation or warranty contained in this Article III shall be deemed untrue or incorrect, and neither Seller nor Union shall be deemed to have breached a representation or warranty as a consequence of the existence or absence of any fact, event or circumstance, unless such fact, event or circumstance is not set forth in the Seller Disclosure Schedule and, whether individually or in the aggregate with all other facts, events or circumstances that have not been set forth in the Seller Disclosure Schedule, has had or is reasonably likely to have a Material Adverse Effect and was not a willful act on the part of either Seller or Union.

Except as disclosed in the document of even date herewith delivered by Seller and Union to BancGroup prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the “Seller Disclosure Schedule”), Seller and Union each represents, warrants and covenants to and with BancGroup, as follows:

3.1 Organization.    Seller is a Florida corporation treated as an S corporation for income tax purposes, which is, and has been at all times since its election as such, an S corporation (as that term is defined by the Code), and Union is a Florida state chartered bank and a Qualified Subchapter S Subsidiary, which is, and has been at all times since its election as such, a Qualified Subchapter S Subsidiary (as that term is defined by the Code). Each Acquired Corporation Company is duly organized, validly existing and in active status under the respective Laws of its jurisdiction of incorporation and has all requisite power and authority to carry on its business as it is now being conducted and is qualified to do business in every jurisdiction in which the character and location of the Assets owned by it or the nature of the business transacted by it requires qualification and in which the failure to qualify could, individually, or in the aggregate, have a Material Adverse Effect.

3.2 Capital Stock.     As of the date of this Agreement, the authorized capital stock of Union consisted of (i) 120,000 shares of voting common stock, $2.00 par value per share, 53 shares of which are issued and outstanding, 120,000 shares of non-voting common stock, $2.00 par value per share, 918 shares of which are issued and outstanding and (iii) no shares of any other class of stock. All of such shares which are outstanding are validly issued, fully paid and nonassessable and not subject to preemptive rights. Union has no shares of its common stock subject to issuance pursuant to the exercise of stock options. Neither Seller nor Union has any other arrangements or commitments obligating Union to issue shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock.

3.3 Subsidiaries.    Union has three direct Subsidiaries, which are Union Bank Mortgage Corporation, Union Bank of Florida Bank-Owned Life Insurance Trust and UBFLA Processing Corporation, each of which are properly treated as, and have been at all times since their designation as such, Qualified Subchapter S Subsidiaries (as that term is defined by the Code). Other than these three, Union does not have any direct or indirect Subsidiaries. Seller owns all of the issued and outstanding capital stock of Union, free and clear of any liens, claims or encumbrances of any kind. Union owns all of the issued and outstanding capital stock of each of its Subsidiaries, free and clear of any liens, claims or encumbrances of any kind. All of the issued and outstanding shares of capital stock of Union have been validly issued and are fully paid and non-assessable. No Acquired Corporation Company has any arrangements or commitments obligating it to issue shares of any of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock.

3.4 Financial Statements; Taxes    (a) Seller has delivered to BancGroup copies of the following financial statements of Union:

(i) Consolidated balance sheets as of December 31, 2002, December 31, 2003 and June 30, 2004;

(ii) Consolidated statements of income for each of the three years ended December 31, 2001, 2002 and 2003 and for the six months ended June 30, 2004;

(iii) Consolidated statements of cash flows for each of the three years ended December 31, 2001, 2002, and 2003 and for the six months ended June 30, 2004; and

(iv) Consolidated statements of changes in shareholders’ equity for the three years ended December 31, 2001, 2002 and 2003, and for the six months ended June 30, 2004.

All of the foregoing financial statements are in all material respects in accordance with the books and records of Union and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except (1) that unaudited statements do not include notes, (2) for changes required by GAAP and (3) as otherwise required by a regulatory authority having jurisdiction over Union, all as more particularly set forth in the notes (if any) to such statements. Each of such balance sheets presents fairly as of its date the financial condition of Union. Except as and to the extent reflected or reserved against in such balance sheets (including the notes thereto), Union did not have, as of the date of such balance sheets, any material Liabilities or obligations (absolute or contingent) of a nature customarily reflected in a balance sheet or the notes thereto. The statements of income, shareholders’ equity and cash flows present fairly the results of operation, changes in shareholders’ equity and cash flows of Union for the periods indicated. The foregoing representations, insofar as they relate to the unaudited interim financial statements of Union for the six months ended June 30, 2004, are subject in all cases to normal recurring year-end adjustments and the omission of footnote disclosure.

(b) Except as set forth on Schedule 3.4(b), all Tax returns required to be filed by or on behalf of Seller, Union, or other Subsidiaries, have been timely filed (or requests for extensions therefore have been timely filed and granted and have not expired), and all returns filed are complete and accurate in all material respects. All Taxes shown on these returns to be due and all additional assessments received have been paid. The amounts recorded for Taxes on the balance sheets provided under section 3.4(a) are, to the Knowledge of Seller and Union, sufficient in all material respects for the payment of all unpaid federal, state, county, local, foreign and other Taxes (including any interest or penalties) of Seller, Union, or other Subsidiaries, accrued for or applicable to the period ended on the dates thereof, and all years and periods prior thereto and for which Union may at such dates have been liable in its own right or as a transferee of the Assets of, or as successor to, any other corporation or other party. No audit, examination or investigation is presently being conducted or, to the Knowledge of Seller or Union, threatened by any taxing authority which is likely to result in a material Tax Liability, no material unpaid Tax deficiencies or additional liability of any sort has been proposed by any governmental representative and no agreements for extension of time for the assessment of any material amount of Tax have been entered into by or on behalf of Seller or Union. Neither Seller nor Union has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

(c) Except as set forth on Schedule 3.4(c), as an estimate of the federal income taxes payable under Section 1374 of the Code on the “net recognized built-in gain” (as defined in such Section 1374) upon completion of the transaction contemplated by Section 1.1 hereof, which will be paid by Seller, no federal income taxes will be payable by Union or the other Subsidiaries, as a result of the completion of the transaction contemplated by Section 1.1 hereof.

(d) Each Acquired Corporation Company has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all Tax withholding provisions of applicable federal, state, foreign and local Laws (including without limitation, income, social security and employment Tax withholding for all types of compensation). Each Acquired Corporation Company is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under section 3406 of the Code.

3.5 Absence of Certain Changes or Events.    Except as set forth on Schedule 3.5, since the date of the most recent balance sheet provided under section 3.4(a)(i) above, no Acquired Corporation Company has

(a) issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury);

(b) borrowed or agreed to borrow any funds or incurred, or become subject to, any Liability (absolute or contingent) except borrowings (including deposits and Federal Home Loan Bank advances), obligations (including purchase of federal funds and repurchase agreements) and Liabilities incurred in the ordinary course of business and consistent with past practice;

(c) paid any material obligation or Liability (absolute or contingent) other than current Liabilities reflected in or shown on the most recent balance sheet referred to in section 3.4(a)(i) and current Liabilities incurred since that date in the ordinary course of business and consistent with past practice;

(d) declared or made, or agreed to declare or make, any payment of dividends or distributions of any Assets of any kind whatsoever to shareholders, or purchased or redeemed, or agreed to purchase or redeem, directly or indirectly, or otherwise acquire, any of its outstanding securities; provided, however, (i) Union may pay such dividends up to 40% of its Core Operating Earnings as long as the payment of such dividends will not impair Union’s ability to achieve the capital target referenced in Section 8.10 of this Agreement by December 31, 2004, and (ii) Union may pay a dividend equal to 40% of its Core Operating Earnings (as defined in Article XII of this Agreement) for each full calendar month beginning on January 1, 2005 and ending on the Closing Date.

(e) except in the ordinary course of business, sold or transferred, or agreed to sell or transfer, any of its Assets, or canceled, or agreed to cancel, any debts or claims;

(f) except in the ordinary course of business, entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its Assets, or requiring the consent of any party to the transfer and assignment of any of its Assets;

(g) suffered any Losses or waived any rights of value which in either event in the aggregate are material considering its business as a whole;

(h) except in the ordinary course of business, made or permitted any amendment or termination of any Contract, agreement or license to which it is a party if such amendment or termination is material considering its business as a whole;

(i) except in accordance with normal and usual practice, made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

(j) except in accordance with normal and usual practice, increased the rate of compensation payable to or to become payable to any of its officers or employees or made any material increase in any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any of its officers or employees;

(k) received notice or had Knowledge or reason to believe that any of its substantial customers has terminated or intends to terminate its relationship other than in the ordinary course of business, which termination would have a Material Adverse Effect;

(l) failed to operate its business in the ordinary course;

(m) entered into any other material transaction other than in the ordinary course of business; or

(n) agreed in writing, or otherwise, to take any action described in clauses (a) through (m) above.

Between the date hereof and the Closing Date, no Acquired Corporation Company, without the express written approval of BancGroup, will do any of the things listed in clauses (a) through (n) of this section 3.5 except as permitted therein or as contemplated in this Agreement, and no Acquired Corporation Company will enter into or amend any material Contract, other than Loans or renewals thereof entered into in the ordinary course of business, without the express written consent of BancGroup.

3.6 Title and Related Matters.

(a) Title.    Each Acquired Corporation Company has good and marketable title to all the properties, interest in properties and Assets, real and personal, that are material to the business of such Acquired Corporation Company, reflected in the most recent balance sheet referred to in section 3.4(a)(i), or acquired after the date of such balance sheet (except properties, interests and Assets sold or otherwise disposed of since such date, in the ordinary course of business), free and clear of all mortgages, Liens, pledges, charges or encumbrances except (i) mortgages and other encumbrances referred to in the notes to such balance sheet, (ii) Liens for current Taxes not yet due and payable and (iii) such imperfections of title and easements as do not materially detract from or interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations at such properties. To the Knowledge of Seller and Union, the material structures and equipment of each Acquired Corporation Company comply in all material respects with the requirements of all applicable Laws.

(b) Leases.    Schedule 3.6(b) sets forth a list and description of all real and personal property owned or leased by any Acquired Corporation Company, either as lessor or lessee. Complete and accurate copies of all such leases have been attached to such Schedule.

(c) Personal Property.    Schedule 3.6(c) sets forth a depreciation schedule of each Acquired Corporation Company’s fixed Assets as of June 30, 2004.

(d) Computer Hardware and Software.    Schedule 3.6(d) contains a description of all agreements which provide for the payment of more than $50,000 per year by any Acquired Corporation Company relating to data processing computer software and hardware now being used in the business operations of any Acquired Corporation Company. To the Knowledge of Seller and Union, there are no defects, irregularities or problems with any of its computer hardware or software which render such hardware or software unable to satisfactorily perform the tasks and functions to be performed by them in the business of any Acquired Corporation Company. Complete and accurate copies of all Contracts, plans and other items so listed have been attached to Schedule 3.6(d).

3.7 Commitments.    Except as set forth in Schedule 3.7, no Acquired Corporation Company is a party to any oral or written (i) Contract for the employment of any officer or employee which is not terminable on 30 days’ (or less) notice, (ii) profit sharing, bonus, deferred compensation, change of control, savings, stock option, severance pay, pension or retirement plan, agreement or arrangement, (iii) loan agreement, indenture or similar agreement relating to the borrowing of money by such Acquired Corporation Company other than (a) Federal Home Loan Bank agreements and repurchase agreements entered into in the ordinary course of business or (b) agreements with Federal Reserve Banks relating to overnight borrowings from correspondent banks, (iv) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection, and guaranties made in the ordinary course of business, (v) consulting or other similar material Contracts, (vi) collective bargaining agreement, (vii) agreement with any present or former officer, director or shareholder of such Acquired Corporation Company, other than loan agreements made in the normal course of business and not in violation of Regulation O, (viii) any contract that is not terminable within ninety (90) days which provides for the payment of more than $25,000 per year by any Acquired Corporation Company or (ix) other Contract, agreement or other commitment which is material to the business, operations, property, prospects or Assets or to the condition, financial or otherwise, of any Acquired Corporation Company. Complete and accurate copies of all Contracts, plans and other items so listed have been attached to Schedule 3.7.

3.8 Charter and Bylaws.    Schedule 3.8 contains true and correct copies of the articles of incorporation and bylaws of each Acquired Corporation Company, including all amendments thereto, as currently in effect. Except as may be required by an Agency, there will be no changes in such articles of incorporation, bylaws or certificates of trust prior to the Closing Date, without the prior written consent of BancGroup.

3.9 Litigation.    Other than as set forth on Schedule 3.9 or with regard to Union’s collection of loans in the normal course of business, there is no Litigation (whether or not purportedly on behalf of an Acquired Corporation Company) pending or, to the Knowledge of Seller and Union, threatened against or affecting any Acquired Corporation Company (nor does each of Seller and Union have Knowledge of any facts which are reasonably likely to give rise to any such Litigation) at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, which involves the possibility of any judgment or Liability not fully covered by insurance in excess of a reasonable deductible amount or which may have a Material Adverse Effect on Union, and no Acquired Corporation Company is in Default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality, which Default would have a Material Adverse Effect on Union. To the Knowledge of Seller and Union, each Acquired Corporation Company has complied in all material respects with all material applicable Laws and Regulations including those imposing Taxes, of any applicable jurisdiction and of all states, municipalities, other political subdivisions and Agencies, in respect of the ownership of its properties and the conduct of its business, which, if not complied with, would have a Material Adverse Effect on Union.

3.10 Material Contract Defaults.    Except as disclosed on Schedule 3.10, no Acquired Corporation Company is in Default in any material respect under the terms of any material Contract, agreement, lease or other commitment which is material to the business, operations, properties or Assets, or the condition, financial or otherwise, of such company and, to the Knowledge of each of Seller and Union, there is no event which, with notice or lapse of time, or both, may be or become an event of Default under any such material Contract, agreement, lease or other commitment in respect of which adequate steps have not been taken to prevent such a Default from occurring.

3.11 No Conflict with Other Instrument.    Except as disclosed on Schedule 3.11, the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of or constitute a Default under any material Contract, indenture, mortgage, deed of trust or other material agreement or instrument to which Seller or any Acquired Corporation Company is a party and will not conflict with any provision of the charter or bylaws of any Acquired Corporation Company.

3.12 Governmental Authorization.    Each Acquired Corporation Company has all Permits that, to the Knowledge of Seller and Union, are or will be legally required to enable any Acquired Corporation Company to conduct its business in all material respects as now conducted by each Acquired Corporation Company.

3.13 Absence of Regulatory Communications.    Except as provided in Schedule 3.13, neither Seller nor any Acquired Corporation Company is subject to, nor has Seller or any Acquired Corporation Company received during the past three years or at anytime that has a current adverse effect, any written communication directed specifically to it from any Agency to which it is subject or pursuant to which such Agency has imposed or has indicated it may impose any material restrictions on the operations of it or the business conducted by it or in which such Agency has raised any material question concerning the condition, financial or otherwise, of such company.

3.14 Absence of Material Adverse Change.    To the Knowledge of Seller and Union, since the date of the most recent balance sheet provided under section 3.4(a)(i), there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Union.

3.15 Insurance.    Each Acquired Corporation Company has in effect insurance coverage and bonds with reputable insurers which, in respect to amounts, types and risks insured, management of Union reasonably believes to be adequate for the type of business conducted by such company. No Acquired Corporation Company is liable for any material retroactive premium adjustment. To the Knowledge of Seller and Union, all insurance policies and bonds are valid, enforceable and in full force and effect, and no Acquired Corporation Company has received any notice of any material premium increase or cancellation with respect to any of its insurance policies or bonds. Except as set forth on Schedule 3.15, within the last three years, no Acquired Corporation Company has been refused any insurance coverage which it has sought or applied for, and nothing has come to its attention which would lead it to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums that do not result from any extraordinary loss experience. To the Knowledge of Seller and Union, all policies of insurance presently held or policies containing substantially equivalent coverage will be outstanding and in full force with respect to each Acquired Corporation Company at all times from the date hereof to the Closing Date.

3.16 Pension and Employee Benefit Plans.

(a) To the Knowledge of Seller and Union, all employee benefit plans of each Acquired Corporation Company have been established in compliance with, and such plans have been operated in material compliance with, all applicable Laws. Except as set forth in Schedule 3.16, no Acquired Corporation Company sponsors or otherwise maintains a “pension plan” within the meaning of section 3(2) of ERISA or any other retirement plan other than the Section 401K plan of Union that is intended to qualify under section 401 of the Code, nor do any unfunded Liabilities exist with respect to any employee benefit plan, past or present. To the Knowledge of Seller and Union, no employee benefit plan, any trust created thereunder or any trustee or administrator thereof has engaged in a “prohibited transaction,” as defined in section 4975 of the Code, which may have a Material Adverse Effect.

(b) To the Knowledge of Seller and Union, no amounts payable to any employee of any Acquired Corporation Company will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code and regulations thereunder.

3.17 Buy-Sell Agreements.    To the Knowledge of Seller and Union, there are no agreements granting to any person or persons a right of first refusal in respect of the sale, transfer, or other disposition of shares of outstanding securities of any Acquired Corporation Company, any similar agreement or any voting agreement or voting trust in respect of any such shares.

3.18 Brokers.    Except for negotiations with Hovde Financial LLC and Lehman Brothers, all negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by Seller directly with BancGroup and without the intervention of any other person, either as a result of any act of Seller or Union, or otherwise, in such manner as to give rise to any valid claim against Seller or Union for a finder’s fee, brokerage commission or other like payment. The general terms and the exact fee which will be paid to Hovde Financial LLC is described in Schedule 3.18.

3.19 Approval of Agreements.    The board of directors of Seller has approved this Agreement and the transactions contemplated by this Agreement and has authorized the execution and delivery by Seller of this Agreement. Subject to the matters referred to in section 6.2, Seller has full power, authority and legal right to enter into this Agreement, and, upon appropriate vote of the shareholders of Seller approving the transactions contemplated by this Agreement, Seller shall have full power, authority and legal right to consummate the transactions contemplated by this Agreement.

3.20 Disclosure.    No representation or warranty, nor any statement or certificate furnished or to be furnished to BancGroup by Seller or Union, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in any such statement or certificate not misleading.

3.21 Registration Statement.    At the time the Registration Statement becomes effective and at the time of the Shareholders Approval, the Registration Statement, including the Information Statement which shall constitute part thereof, will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this section shall only apply to statements in or omissions from the Information Statement relating to descriptions of the business of Seller and Union, each of their Assets, properties, operations, capital stock and other information furnished in writing by Seller or Union or their representatives expressly for inclusion in the Information Statement.

3.22 Loans; Adequacy of Allowance for Loan Losses.    All reserves for loan losses shown on the most recent financial statements furnished by Seller and Union have been calculated in accordance with applicable guidance established by the Agencies. Neither Seller nor Union has any Knowledge of any fact which is likely to require a future material increase in the provision for loan losses or a material decrease in the loan loss reserve reflected in such financial statements. To the Knowledge of Seller and Union, each loan reflected as an Asset on the financial statements of Union is the legal, valid and binding obligation of the obligor of each loan, enforceable in accordance with its terms subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors’ rights generally and to general equitable principles and complies in all material respects with all Laws to which it is subject. Union does not have in its portfolio any loan exceeding its legal lending limit, and except as disclosed on Schedule 3.22, to the Knowledge of Union, it has no significant delinquent, substandard, doubtful, loss, nonperforming or problem loans.

3.23 Environmental Matters.    Except as provided in Schedule 3.23, to the Knowledge of Seller and Union, each Acquired Corporation Company is in material compliance with all Laws and other governmental requirements relating to the generation, management, handling, transportation, treatment, disposal, storage, delivery, discharge, release or emission of any waste, pollution, or toxic, hazardous or other substance (the “Environmental Laws”), and neither Seller nor Union has Knowledge that any Acquired Corporation Company has not complied with all regulations and requirements promulgated by the Occupational Safety and Health Administration that are applicable to any Acquired Corporation Company. To the Knowledge of each of Seller and Union, there is no Litigation pending or threatened with respect to any violation or alleged violation of the Environmental Laws. Except as disclosed on Schedule 3.23, to the Knowledge of each of Seller and Union, with respect to Assets of any Acquired Corporation Company, including any Loan Property, (i) there has been no spillage, leakage, contamination or release of any substances for which the appropriate remedial action has not been completed, except for such that, individually or in the aggregate, will not have a Material Adverse Effect; (ii) no owned or leased property is contaminated with or contains any hazardous substance or waste, except for such that, individually or in the aggregate, will not have a Material Adverse Effect; and (iii) there are no underground storage tanks on any Loan Property or on any premises owned or leased by any Acquired Corporation Company. Moreover, to the Knowledge of each of Seller and Union, no Acquired Corporation Company has extended credit, either on a secured or unsecured basis, to any person or other entity engaged in any activities which would require or requires such person or entity to obtain any Permits which are required under any Environmental Law which has not been obtained.

3.24 Collective Bargaining.    There are no labor contracts, collective bargaining agreements, letters of undertakings or other arrangements, formal or informal, between any Acquired Corporation Company and any union or labor organization covering any Acquired Corporation Company’s employees and none of said employees are represented by any union or labor organization.

3.25 Labor Disputes.    To the Knowledge of each of Seller and Union, each Acquired Corporation Company is in material compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours. No Acquired Corporation Company is or has been engaged in any unfair labor practice, and, to the Knowledge of each of Seller and Union, no unfair labor practice complaint against any Acquired Corporation Company is pending before the National Labor Relations Board. There have not been, nor to the Knowledge of Seller and Union, are there presently, any attempts to organize employees, nor to the Knowledge of each of Seller and Union, are there plans for any such attempts.

3.26 Derivative Contracts.    Except as shown on Schedule 3.26, no Acquired Corporation Company is a party to or has agreed to enter into a swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract or derivative security not included in Union’s financial statements delivered under Section 3.4 hereof which is a financial derivative contract (including various combinations thereof).

3.27 Affiliate Transactions.    Except as shown on Schedule 3.27, No Acquired Corporation has entered into or has agreed to enter into any agreement or arrangement with any affiliate of Seller or any affiliate of any of Seller’s shareholders except in the ordinary course of business.

ARTICLE IV

ADDITIONAL COVENANTS

4.1 Additional Covenants of BancGroup.    BancGroup covenants to and with Seller as follows:

(a) Registration Statement and Other Filings.    As soon as reasonably practicable after the execution of this Agreement, BancGroup shall prepare and file with the SEC the Registration Statement on Form S-4 (or such other form as may be appropriate) and all amendments and supplements thereto, in form reasonably satisfactory to Seller and its counsel, with respect to the Common Stock to be issued pursuant to this Agreement. BancGroup shall use commercially reasonable efforts to prepare all necessary filings with any Agencies which may be necessary for approval to consummate the transactions contemplated by this Agreement and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act as soon as reasonably practicable after the filing thereof and take any action required to be taken under other applicable securities Laws in connection with the issuance of the shares of BancGroup Common Stock upon consummation of the transactions contemplated by this Agreement. Copies of all such filings shall be furnished in advance to Seller and its counsel.

(b) Blue Sky Permits.    BancGroup shall use commercially reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities Law or “blue sky” Permits and approvals required to carry out the transactions contemplated by this Agreement.

(c) Financial Statements.    BancGroup shall furnish to Seller:

(i) As soon as practicable and in any event within forty-five (45) days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of operations of BancGroup for such period and for the period beginning at the commencement of the fiscal year and ending at the end of such quarterly period, and a consolidated statement of financial condition of BancGroup as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding periods ending in the preceding fiscal year, subject to changes resulting from year-end adjustments;

(ii) Promptly upon receipt thereof, copies of all audit reports submitted to BancGroup by independent auditors in connection with each annual, interim or special audit of the books of BancGroup made by such accountants;

(iii) As soon as practicable, copies of all such financial statements and reports as it shall send to its stockholders and of such regular and periodic reports as BancGroup may file with the SEC or any other Agency; and

(iv) With reasonable promptness, such additional financial data as Seller may reasonably request.

(d) No Control of Union by BancGroup.    Notwithstanding any other provision hereof, until the Closing Date, the authority to operate Union and establish and implement the business policies of Union shall continue to reside solely in Seller’s and Union’s officers and boards of directors.

(e) Listing.    Prior to the Closing Date, BancGroup shall use its commercially reasonable efforts to list the shares of BancGroup Common Stock to be issued as the Stock Consideration on the NYSE or other quotations system on which such shares are primarily traded.

(f) Employee Benefit Matters.    On the Closing Date, all employees of any Acquired Corporation Company shall, at BancGroup’s option, either become employees of the BancGroup or its Subsidiaries. BancGroup and its Subsidiaries, in their sole discretion, may retain such employees or terminate such employees. Any such employee terminated will be entitled to severance benefits in accordance with Colonial Bank’s severance policy as of the date of this Agreement. All employees of any Acquired Corporation Company who become employees of BancGroup or its Subsidiaries on the Closing Date shall be entitled, to the extent permitted by applicable Law, to participate in all benefit plans of Colonial Bank, including retirement plans, to the same extent as Colonial Bank employees, except as stated otherwise in this section. Employees of any Acquired Corporation Company who become employees of BancGroup or its Subsidiaries on the Closing Date shall be allowed to participate as of the Closing Date in the medical and dental benefits plan of Colonial Bank as new employees of Colonial Bank, and the time of employment of such employees who are employed at least 30 hours per week with any Acquired Corporation Company as of the Closing Date shall be counted as employment under such dental and medical plans of Colonial Bank for purposes of calculating any 30 day waiting period and pre-existing condition limitations. Except with respect to BancGroup’s retirement plan, to the extent permitted by applicable Law, the period of service with the appropriate Acquired Corporation Company of all employees who become employees of BancGroup or its Subsidiaries on the Closing Date shall be recognized for vesting and eligibility. With regard to BancGroup’s retirement plan, such employee shall be treated as if hired by Colonial Bank as of the Closing Date. In addition, if the Closing Date falls within an annual period of coverage under the medical plan of BancGroup and its Subsidiaries, each such Acquired Corporation Company employee shall be given credit for covered expenses paid by that employee under comparable employee benefit plans of the Acquired Corporation Company during the applicable coverage period through the Closing Date towards satisfaction of any annual deductible limitation and out-of-pocket maximum that may apply under that group health plan of BancGroup and its Subsidiaries.

(g) Change of Control Payments:    BancGroup acknowledges that immediately prior to the Closing Date, Union shall pay the amounts listed on Schedule 3.7 to this Agreement to Lynne Wines and the other executives listed on Schedule 3.7 who are parties to Change of Control Agreements.

(h) Indemnification.    (i) Subject to the conditions set forth in the succeeding paragraphs, for claims made in a period of six years after the Closing Date BancGroup shall, and shall cause Colonial Bank, N.A. to, indemnify, defend and hold harmless each director and officer of an Acquired Corporation Company (each being an “Indemnified Party”) against all Liabilities arising out of actions or omissions occurring upon or prior to the Closing Date (including without limitation the transactions contemplated by this Agreement) to the extent permitted under the articles of incorporation and bylaws of Union and Section 607.0850 of the FBCA and other applicable Laws.

(ii) BancGroup shall use commercially reasonable efforts to cause the individuals serving as officers and directors of the Acquired Corporation Companies on the Closing Date to be covered for a period of at least three years from the Closing Date by the directors’ and officers’ liability insurance policy maintained by Union (provided that BancGroup may substitute therefore policies of at least the same coverage and amounts containing terms and conditions that are not materially less advantageous than such policy) with respect to acts or omissions occurring prior to the Closing Date that were committed by such officers and directors in their capacity as such.

(iii) Any Indemnified Party wishing to claim indemnification under this subsection (h), upon learning of any such Liability or Litigation, shall promptly notify BancGroup thereof. In the event of any such Litigation (whether arising before or after the Closing Date) (A) BancGroup or Colonial Bank, N.A. shall have the right to assume the defense thereof with counsel reasonably acceptable to such Indemnified Party and, upon assumption of such defense, BancGroup shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if BancGroup or Colonial Bank, N.A. elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between BancGroup and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and BancGroup or Colonial Bank, N.A. shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that BancGroup shall be obligated pursuant to this subsection to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (B) the Indemnified Parties will cooperate in the defense of any such Litigation; and (C) BancGroup shall not be liable for any settlement effected without its prior consent; and provided further that BancGroup and Colonial Bank, N.A. shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(iv) In consideration of and as a condition precedent to the effectiveness of the indemnification obligations provided by BancGroup in this section to a director or officer of an Acquired Corporation Company, such director or officer of an Acquired Corporation Company shall have delivered to BancGroup on or prior to the Closing Date a letter in form reasonably satisfactory to BancGroup concerning claims such directors or officers may have against any Acquired Corporation Company. In the letter, the directors or officers shall: (A) acknowledge the assumption by BancGroup as of the Closing Date of all Liability (to the extent any Acquired Corporation Company is so liable) for claims for indemnification arising under section 4.1(h) hereof; (B) affirm that they do not have nor are they aware of any claims they might have (other than those referred to in the following clause (C)) against any Acquired Corporation Company; (C) identify any claims or any facts or circumstances of which they are aware and which are reasonably likely to give rise to a claim for indemnification under section 4.1(h)(i) hereof; and (D) release as of the Closing Date any and all claims that they may have against any Acquired Corporation Company other than (W) those referred to in the foregoing clause (C) and disclosed in the letter of the director or officer, (X) claims by third parties which have not yet been asserted against such director or officer (other than claims arising from facts and circumstances of which such director or officer is aware and which are reasonably likely to give rise to a claim but which are not disclosed in such director or executive officer’s letter), (Y) claims by third parties arising from any transaction contemplated by this Agreement or disclosed in any schedule to this Agreement, and (Z) claims by third parties arising in the ordinary course of business of any Acquired Corporation Company after the date of the letter.

(v) Each of Seller and Union hereby represents and warrants to BancGroup that it has no Knowledge of any claim, pending or threatened, or of any facts or circumstances that could give rise to any obligation by BancGroup to provide the indemnification required by this section 4.1(h) other than as disclosed in the letters of the directors and officers referred to in section 4.1(h)(iv) hereof or described in any schedule to this Agreement and claims arising from any transaction contemplated by this Agreement.

(i) In the event that the Closing Date does not occur prior to March 16, 2005, then on the Closing Date, the Cash Consideration will be increased by an amount equal to the sum of (a) $58,250,000 times 3.1% divided by 360 [which equals $5,015.97] times the number of days from March 15, 2005 to the Closing Date plus (b) $174,750,000 times the prime rate as determined by the Wall Street Journal on a daily basis divided by 360 times the number of days from March 15, 2005 to the Closing Date.

4.2 Additional Covenants of Seller and Union.    Seller and/or Union, as the case may be, covenants to and with BancGroup as follows:

(a) Operations.    Union will conduct its business and the business of each Acquired Corporation Company in a proper and prudent manner and will use its commercially reasonable efforts to maintain its relationships with its depositors, customers and employees. No Acquired Corporation Company will engage in any material transaction outside the ordinary course of business or make any material change in its accounting policies or methods of operation, nor will Seller or Union permit the occurrence of any change or event which would render any of the representations and warranties in Article III hereof untrue in any material respect at and as of the Closing Date with the same effect as though such representations and warranties had been made at and as of such Closing Date. Except as provided on Schedule 4.2(a), Seller shall cause Union to postpone all branch relocation and/or expansion plans prior to the Closing Date or the date of termination pursuant to this Agreement.

(b) Registration Statement and Shareholders’ Meeting.    Seller and Union will cooperate with BancGroup in the preparation of the Registration Statement and any regulatory filings and will afford the shareholders of Seller an opportunity to approve the transactions contemplated by this Agreement as soon as practicable after the effective date of the Registration Statement, and will use commercially reasonable efforts to bring about the transactions contemplated by this Agreement, as soon as practicable unless this Agreement is terminated as provided herein.

(c) Prohibited Negotiations.    (i) Except with respect to this Agreement and the transactions contemplated hereby, neither Seller nor any Acquired Corporation Company nor any affiliate thereof nor any investment banker, attorney, accountant, or other representative (collectively, “Representatives”) retained by Seller or an Acquired Corporation Company shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of Seller’s Board of Directors as advised by counsel to such Board of Directors, neither Seller nor any Acquired Corporation Company or any Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, and each Acquired Corporation Company shall direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing, but Seller may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised in writing by counsel to such Board of Directors. Seller and/or Union shall promptly notify BancGroup orally and in writing in the event that Seller or any Acquired Corporation Company receives any inquiry or proposal relating to any such Acquisition Proposal. Seller and each Acquired Corporation Company shall immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons other than BancGroup conducted heretofore with respect to any of the foregoing.

(ii) If Seller or Union (A) willfully breaches this Agreement and the transactions contemplated by this Agreement are not consummated, (B) enters into a letter of intent or definitive agreement regarding an Acquisition Proposal with any third party (other than BancGroup or any of its Subsidiaries) prior to the earlier of (i) the Closing Date or (ii) the termination of this Agreement pursuant to Article XI hereof, or (C) receives or is the subject of an Acquisition Proposal from a third party (other than BancGroup or its Subsidiaries) prior to the termination of this Agreement pursuant to Article XI hereof, and within eighteen (18) months after termination of this Agreement pursuant to Article XI hereof (other than a termination pursuant to paragraph (a) or d of section 11.2 hereof or by Seller pursuant to paragraphs (b) or (c) of section 11.2 hereof) an Acquisition Proposal is consummated with such third party, Seller covenants and agrees that it shall pay to BancGroup on the date of consummation of such Acquisition Proposal or 270 days after entering into such letter of intent, definitive agreement or being subject to such Acquisition Proposal, which ever is the first to occur, the principal sum of $10,000,000 in immediately available funds. Such payment shall compensate BancGroup for its direct and indirect costs and expenses in connection with the transactions contemplated by this Agreement, including BancGroup’s management time devoted to negotiation and preparation for the acquisition of Union and BancGroup’s loss as a result of such transactions not being consummated. The Parties acknowledge and agree that it would be impracticable or extremely difficult to fix the actual damages resulting from the foregoing events and, therefore, the Parties have agreed upon the foregoing payment as liquidated damages which shall not be deemed to be in the nature of a penalty. Other than the payment provided for in this section 4.2(c)(ii) and any Liability for expenses as set forth in Section 13.10 hereof, there shall be no other Liability or obligation on the part of any Acquired Corporation Company or their respective directors or officers resulting from any of the events described in this Section 4.2(c)(ii).

(d) Intentionally left blank.

(e) Shareholder Voting.    Seller shall on the date of execution of this Agreement obtain and submit to BancGroup an agreement from the shareholders listed on Schedule 4.2(e) substantially in the form set forth in Exhibit A.

(f) Financial Statements and Monthly Status Reports.    Seller and/or Union shall furnish to BancGroup:

(i) As soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of operations of Union for such period and for the period beginning at the commencement of the fiscal year and ending at the end of such quarterly period, and a consolidated statement of financial condition of Union as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding periods ending in the preceding fiscal year, subject to changes resulting from year-end adjustments;

(ii) Promptly upon receipt thereof, copies of all audit reports submitted to Seller or Union by independent auditors in connection with each annual, interim or special audit of the books of Union made by such accountants;

(iii) As soon a practicable, copies of all such financial statements and reports as it shall send to its stockholders and of such regular and periodic reports as Seller or Union may file with the SEC or any other Agency;

(iv) With reasonable promptness, such additional financial data as BancGroup may reasonably request; and

(v) Within 10 calendar days after the end of each month (or, if the financial statements referred to in clause (d) below are not then available, as soon as possible thereafter) commencing with the next calendar month following the date of this Agreement and ending at the Closing Date, a written description of (a) any non-compliance with the terms of this Agreement, together with its then current estimate of the out-of-pocket costs and expenses incurred or reasonably accruable in connection with the transactions contemplated by this Agreement; (b) the status, as of the date of the report, of all existing or threatened litigation against any Acquired Corporation Company; (c) copies of minutes of any meeting of the board of directors of any Acquired Corporation Company and any committee thereof occurring in the month for which such report is made, including all documents presented to the directors at such meetings; and (d) monthly financial statements, including a balance sheet and income statement.

(g) Fiduciary Duties.    Except as disclosed in Schedule 4.2(g), prior to the Closing Date, each of Seller and Union will use its commercially reasonable efforts so that (i) no director or officer (each an “Executive”) of any Acquired Corporation Company shall, directly or indirectly, own, manage, operate, join, control, be employed by or participate in the ownership, proposed ownership, management, operation or control of or be connected in any manner with, any banking business (for the purposes of this Agreement, the term “banking business” shall mean the business of a depository institution, including savings and loan institutions and credit unions but not the financial planning or investment advisory business if not conducted as an employee, consultant or agent of a financial institution); provided that the ownership of such Executive as an investor of not more than one percent of the outstanding securities of stock of any corporation whose stock is listed for trading on any securities exchange or is quoted on the automated quotation system of the National Association of Securities Dealers, Inc., or the shares of any investment company as defined in Section 3 of the Investment Company Act of 1940, as amended, shall not in itself constitute a violation of Executive’s obligations under this Section 4.2(g); (ii) all Executives, at all times, shall satisfy their fiduciary duties to Seller, Union and its Subsidiaries, and (iii) such Executives shall not (except as required in the course of his or her employment with any Acquired Corporation Company) communicate or divulge to, or use for the benefit of himself or herself or any other person, firm, association or corporation, without the express written consent of Seller, any confidential information which is possessed, owned or used by or licensed by or to any Acquired Corporation Company or confidential information belonging to third parties which any Acquired Corporation Company shall be under obligation to keep secret or which may be communicated to, acquired by or learned of by the Executive in the course of or as a result of his or her employment with any Acquired Corporation Company.

(h) Certain Practices.    At the request of BancGroup, (i) Union shall consult with BancGroup and advise BancGroup through Caryn Cope (334-240-5002) or her designee of all of the Bank’s loan requests over $1,000,000 that are not single-family residential loan requests or of any other loan request outside the normal course of business, and (ii) Seller and Union will consult with BancGroup to coordinate various business issues. Seller and Union shall not be required to undertake any of such activities, however, except as such activities may be in compliance with existing Law and Regulations.

(i) Charter Sale.    BancGroup contemplates that it may enter into agreements with another financial institution to undertake a transaction or a series of transactions that would have the effect of transferring Union’s banking charter to such other financial institution thus allowing such other financial institution to enter the State of Florida and conduct a banking business (a “Charter Sale”). Such agreement will not become effective until after the Closing Date, and if this Agreement is not consummated, then BancGroup will reimburse Seller and Union such reasonable expenses as were incurred in connection with the negotiation and preparation of such agreements and any regulatory applications required to effect the Charter Sale. Seller and Union each agrees that it will take all commercially reasonable actions to assist BancGroup in such a Charter Sale, including, without limitation, approving such transactions as shareholder of Union, causing Union to prepare and execute such regulatory applications as may be required and to enter into such agreements and to effectuate such transactions as may be required to consummate a Charter Sale.

(j) Prior to the earlier of December 31, 2004 or the Closing Date, Union shall pay or accrue any and all liabilities associated with the lawsuit styled Post-Confirmation Creditors’ Committee of Financial Federated Title & Trust, Inc., et al v. Union Bank of Florida, Case No.: 02-60882-CIV-Hurley/Lynch, including all settlement payments.

ARTICLE V

MUTUAL COVENANTS AND AGREEMENTS

5.1 Reasonable Efforts; Cooperation.    Subject to the terms and conditions herein provided, BancGroup, Seller and Union each agrees to use its commercially reasonable efforts promptly to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise, including, without limitation, promptly making required deliveries of stockholder lists and stock transfer reports and attempting to obtain all necessary Consents and waivers and regulatory approvals, including the holding of any regular or special board meetings, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement. Each Party to this Agreement shall use commercially reasonable efforts to cause its respective officers to fully cooperate with officers and employees, accountants, counsel and other representatives of the other Parties not only in fulfilling the duties hereunder of the Party of which they are officers but also in assisting, directly or through direction of employees and other persons under their supervision or control, such as stock transfer agents for the Party, the other Parties requiring information which is reasonably available from such Party.

5.2 Press Release.    Each Party hereto agrees that, unless approved by the other Parties in advance, such Party will not make any public announcement, issue any press release or other publicity or confirm any statements by any person not a party to this Agreement concerning the transactions contemplated hereby. Notwithstanding the foregoing, each Party hereto reserves the right to make any disclosure if such Party, in its reasonable discretion, deems such disclosure required by Law. In that event, such Party shall provide to the other Party the text of such disclosure sufficiently in advance to enable the other Party to have a reasonable opportunity to comment thereon.

5.3 Mutual Disclosure.    Each Party hereto agrees, upon request from the other Party, to promptly furnish to each other Party hereto its public disclosures and filings not precluded from disclosure by Law including but not limited to call reports, Form 8-K, Form 10-Q and Form 10-K filings, Y-3 applications, reports on Form Y-6, quarterly or special reports to shareholders, Tax returns, Form S-4 and S-8 registration statements and similar documents.

5.4 Access to Properties and Records.    Each Party hereto shall afford the officers and authorized representatives of the other Party reasonable access to the Assets, books and records of such Party in order that such other Parties may have full opportunity to make such investigation as they shall desire of the affairs of such Party and shall furnish to such Parties such additional financial and operating data and other information as to its businesses and Assets as shall be from time to time reasonably requested. All such information that may be obtained by any such Party will be held in confidence by such party, will not be disclosed by such Party or any of its representatives except in accordance with this Agreement, and will not be used by such Party for any purpose other than the accomplishment of the transactions contemplated by this Agreement. Seller will use commercially reasonable efforts to assist BancGroup in any due diligence of Seller’s or any affiliate of Seller’s corporate status with respect to federal income tax status.

5.5 Notice of Adverse Changes.    Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

5.6 Certain Tax Matters.    Seller and BancGroup hereby covenant and agree with respect to certain tax matters as follows:

(a) Seller and BancGroup agree to report the transaction under this Agreement as an asset purchase consistent with Treasury Regulation 1.1361-5(b)(3), example 9, and shall take no position or action contrary thereto.

(b) (i) Attached hereto as Schedule 5.6(b) is a schedule agreed to by Seller and BancGroup which allocates in accordance with Section 1060 of the Code the anticipated consideration to be paid by BancGroup to Seller as if the assets of each Acquired Corporation Company were acquired by BancGroup on the date of this Agreement. As soon as practicable after the Closing Date, Seller and BancGroup shall jointly prepare a schedule calculating, in the same manner as Schedule 5.6(b), the consideration allocated to the assets of each Acquired Corporation Company in accordance with Section 1060 of the Code. Any such agreed allocation shall be binding upon Seller, BancGroup and their respective affiliates unless a different allocation is required pursuant to a “determination” within the meaning of Section 1313 of the Code.

(ii) Intentionally left blank.

(iii) To the extent consistent with applicable law, Seller and BancGroup shall not file any Tax Return or other documents or otherwise take any position with respect to Taxes which is inconsistent with such allocation of the Purchase Consideration, provided, however, that neither Seller nor BancGroup shall be obligated to litigate any challenge to such allocation of the Purchase Consideration by a Taxing Authority.

(iv) Seller and BancGroup shall promptly inform one another of any challenge by any government body to any allocation made pursuant to this Section 5.6(b) and agree to consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.

(c) Seller shall pay and shall indemnify and hold BancGroup harmless against any and all federal and state income taxes of Union or Seller for (i) any Taxable Period ending on or before the Closing Date, (ii) federal and state income taxes of Union or Seller attributable to application of Sections 1374 and 1375 of the Code, and (iii) any federal and state income taxes of Union, Seller, or other Subsidiary attributable to, or caused by, failure of any such entity at any time to qualify as an S corporation, or a Qualified Subchapter S Subsidiary, as applicable. All liabilities and obligations between Union, on the one hand, and Seller and any of Sellers’ affiliates, on the other hand, under any Tax allocation agreement or arrangement in effect on or prior to the Closing Date (other than this Agreement or as set forth herein) shall cease to exist as of the Closing Date.

(d) BancGroup shall be liable for, shall pay and shall indemnify and hold Seller harmless against, any and all Taxes of Union for any taxable year or Taxable Period commencing after the Closing Date. BancGroup shall be liable for, and BancGroup agrees to indemnify Seller and its affiliates against, any and all liability for Taxes arising, directly or indirectly, from a liquidation, merger, sale or other disposition of assets of Union, or from any income otherwise recognized by Union, subsequent to the Closing, other than federal and state income taxes resulting from the application of Treasury Regulation 1.1361-5(b)(3), example 9, to the transactions contemplated under this Agreement.

(e) Intentionally omitted.

(f) Seller shall cause to be included in the state income Tax Returns of any state that permits consolidated, combined or unitary income Tax Returns, if any, of Seller for all periods ending on or before the Closing Date, all taxable income, gain, loss, deduction and credit of Union and its Subsidiaries which are required to be included therein, shall file timely all such Tax Returns with the appropriate taxing authorities and shall pay timely all Taxes due with respect to the periods covered by such Tax Returns. Seller shall prepare and file or cause Union to prepare and file all Tax Returns, reports and forms for Union which are due prior to the Closing Date, and shall pay all Taxes or shall cause Union to pay all Taxes set forth on such Tax Returns. BancGroup, with Seller’s consent (which consent shall not be unreasonably withheld), shall prepare all Tax Returns (other than federal income Tax Returns, which shall be prepared by Seller) due after the Closing Date with respect to taxable periods ending on or before the Closing Date (“Post Returns”) in a manner consistent with Union’s prior practices, except for changes necessary to comply with changes in, or application of, Tax Law. Seller shall have the right to review and comment on and consent to the form and substance of such Post Returns. Upon agreement with respect to the form and substance of a Post Return, BancGroup will cause such Post Return to be timely filed. If BancGroup does not prepare and timely submit a Post Return, Seller shall have the right to prepare and file (or cause to be prepared and filed) such Post Return in a manner consistent with Union’s prior practices, except for changes necessary to comply with changes in, or application of, Tax Law and shall be subject to the review and comment on and consent to by BancGroup, which consent shall not be unreasonably withheld.

(g) Seller, or Seller’s designated agent, shall have exclusive control over any dispute relating to any federal or state income tax liability or tax return of Seller or any affiliate of Seller (including Union for periods prior to the Closing Date) filed by Seller or Union for or with respect to any Taxable Period, or partial period, ending on or prior to the Closing Date, including Post Returns and other Tax Returns described in Section 5.6(f); provided that Seller shall keep BancGroup informed of the progress of any such dispute with respect to Union. BancGroup shall have exclusive control over any dispute relating to other Tax Liabilities or Tax Return of Union; provided that BancGroup shall keep Seller or its designated agent informed of the progress of any such dispute with respect to Union. The Parties shall cooperate and shall cause their affiliates to cooperate with each other and its affiliates in connection with any and all such disputes and will execute all lawful, true and correct powers-of-attorney, affidavits, and other papers necessary in connection therewith, and will provide Seller reasonable access during normal business hours to the employees and business, financial and Tax records or other similar information of Union relating to such dispute.

(h) BancGroup and Union shall have exclusive control over any dispute relating to any Tax liability or Tax Return of BancGroup or Union filed for or with respect to any Taxable Period (or portion thereof) beginning on or after the Closing Date. Seller shall cooperate and shall cause its affiliates to cooperate with BancGroup and its affiliates in connection with any and all such disputes and will execute all lawful, true and correct powers-of-attorney, affidavits, and other papers necessary in connection therewith, and will provide BancGroup and Union reasonable access during normal business hours to the employees and business, financial and Tax records or other similar information of Seller and its affiliates to the extent relating to such dispute.

(i) Intentionally left blank.

(j) As soon as practicable, but in any event within fifteen days after Seller’s or BancGroup’s request, as the case may be, BancGroup shall deliver to Seller, or Seller shall deliver to BancGroup, as the case may be, such information and other data relating to the Tax Returns and Taxes of Union and shall make available such knowledgeable employees of Seller, BancGroup, Union or any of their affiliates, as the case may be, as Seller or BancGroup, as the case may be, may reasonably request, including providing the information and other data customarily required by Seller or BancGroup, as the case may be, to cause the completion and filing of all Tax Returns for which it has responsibility or liability under this Agreement or to respond to audits by any Taxing Authority with respect to any Tax Returns or Taxes for which it has any responsibility or liability under this Agreement or to otherwise enable Seller or BancGroup, as the case may be, to satisfy its accounting or Tax requirements.

(k) If Seller and BancGroup disagree as to the amount of Taxes for which either of them is liable to the other under this Section 5.6, Seller and BancGroup shall promptly consult each other in an effort to resolve such dispute. If any such point of disagreement cannot be resolved within fifteen days of the date of consultation, the Independent Accounting Firm shall act as an arbitrator to resolve all points of disagreement concerning Tax accounting matters with respect to this Agreement. All fees and expenses relating to the work performed by the arbitrator in accordance with this Section 5.6(k) shall be borne equally by Seller, on the one hand, and BancGroup, on the other hand.

(l) Seller and BancGroup shall (i) each give the other prompt written notice of the receipt of any claim by any Taxing Authority that, if successful, may result in an indemnity payment pursuant to this Section 5.6 and (ii) each transmit to the other a written description reasonably detailing the nature of the claim, a copy of all papers served with respect to such claim and the basis of its claim for indemnification under this Section 5.6.

(m) Seller shall be responsible for, and shall pay when due and payable, all sales, transfer, use or other similar Taxes imposed as a result of the sale to BancGroup pursuant to this Agreement. BancGroup shall be responsible for, and shall pay when due and payable, all recording, transfer and other similar taxes and fees payable as a result of the filing or recording of any document or instrument of conveyance or transfer contemplated by this Agreement.

5.7 Brokers’ Fees.    On the Closing Date, BancGroup shall pay to Hovde Financial LLC the broker’s fee described in Schedule 3.18 and BancGroup shall pay whatever fees are owed to Lehman Brothers in accordance with its agreement with Lehman Brothers.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF ALL PARTIES

The obligations of BancGroup and Seller to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction, in the sole discretion of the Party relying upon such conditions, on or before the Closing Date of all the following conditions, except as such Parties may waive such conditions in writing:

6.1 Approval by Shareholders.    At the Shareholders Meeting, this Agreement and the matters contemplated by this Agreement shall have been duly approved by the vote of the holders of not less than the requisite number of the issued and outstanding voting securities of Seller as is required by applicable Law and Seller’s articles of incorporation and bylaws.

6.2 Regulatory Authority Approval.    (a) Orders, Consents and approvals, in form and substance reasonably satisfactory to BancGroup and Seller, shall have been entered by the Board of Governors of the Federal Reserve System and other appropriate bank regulatory Agencies (i) granting the authority necessary for the consummation of the stock purchase transaction contemplated by this Agreement and the possible merger of Union with Colonial Bank, if such merger is desired by Colonial Bank and (ii) satisfying all other requirements prescribed by Law. No Order, Consent or approval so obtained which is necessary to consummate the transactions as contemplated hereby shall be conditioned or restricted in a manner which in the reasonable good faith judgment of the Board of Directors of BancGroup would so materially adversely impact the economic benefits of the transaction as contemplated by this Agreement so as to render inadvisable the consummation of the transactions contemplated by this Agreement.

(b) Each Party shall have obtained any and all other material Consents required for consummation of the transactions contemplated by this Agreement (other than those referred to in Section 6.2(a) of this Agreement) for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party, provided, however, that if a Party waives in writing the requirement that the other Party obtain a particular Consent, the obtaining of such Consent shall not be a condition to such other Party’s obligation to Close. No Consent obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of BancGroup would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the transactions contemplated by this Agreement.

6.3 Litigation.    There shall be no pending or threatened Litigation in any court or any pending or threatened proceeding by any governmental commission, board or Agency, with a view to seeking or in which it is sought to restrain or prohibit consummation of the transactions contemplated by this Agreement or in which it is sought to obtain divestiture, rescission or damages in connection with the transactions contemplated by this Agreement and no investigation by any Agency shall be pending or threatened which might result in any such suit, action or other proceeding.

6.4 Registration Statement.    The Registration Statement shall be effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect; no proceedings for such purpose, or under the proxy rules of the SEC or any bank regulatory authority pursuant to the 1934 Act, with respect to the transactions contemplated hereby, shall be pending before or threatened by the SEC or any bank regulatory authority; and all approvals or authorizations for the offer of BancGroup Common Stock shall have been received or obtained pursuant to any applicable state securities Laws, and no stop order or proceeding with respect to the transactions contemplated hereby shall be pending or threatened under any such state Law.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF SELLER

The obligations of Seller to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Closing Date of all the following conditions except as Seller may waive such conditions in writing:

7.1 Representations, Warranties and Covenants.    Notwithstanding any investigation made by or on behalf of Seller, all representations and warranties of BancGroup contained in this Agreement shall be true in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of such Closing Date (except for representations and warranties made as of a specific date or time, which shall be true in all material respects only as of such date or time), and BancGroup shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Closing Date.

7.2 Adverse Changes.    There shall have been no changes after the date of the most recent balance sheet provided under section 2.3(a)(i) hereof in the results of operations (as compared with the corresponding period of the prior fiscal year), Assets, Liabilities, financial condition or affairs of BancGroup which in their total effect constitute a Material Adverse Effect, nor shall there have been any material changes in the Laws governing the business of BancGroup which would impair the rights of Seller or its shareholders pursuant to this Agreement.

7.3 Closing Certificate.    In addition to any other deliveries required to be delivered hereunder, Seller shall have received a certificate from the President or an Executive Vice President and from the Secretary or Assistant Secretary of BancGroup dated as of the Closing certifying that:

(a) the Board of Directors of BancGroup has duly adopted resolutions approving the substantive terms of this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and such resolutions have not been amended or modified and remain in full force and effect;

(b) each person executing this Agreement on behalf of BancGroup is an officer of BancGroup holding the office or offices specified therein and the signature of each person set forth on such certificate is his or her genuine signature;

(c) the certificate of incorporation and bylaws of BancGroup referenced in Section 2.4 hereof remain in full force and effect;

(d) such persons have no knowledge of a basis for any material claim, in any court or before any Agency or arbitration or otherwise against, by or affecting BancGroup or the business, prospects, condition (financial or otherwise), or Assets of BancGroup which would prevent the performance of this Agreement or the transactions contemplated by this Agreement or declare the same unlawful or cause the rescission thereof;

(e) to such persons’ knowledge, the Information Statement delivered to Seller’s shareholders, or any amendments or revisions thereto so delivered, as of the date thereof, did not contain or incorporate by reference any untrue statement of a material fact or omit to state any material fact required to be stated

therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (it being understood that such persons need not express a statement as to information provided by Seller for inclusion in such Information Statement); and

(f) each of the representations and warranties of BancGroup made in Article 4 of the Agreement (other than any of such representations and warranties which speak as of a date prior to the date hereof which shall be true in all material respects as of such date) are true in all material respects as of the date hereof, and the conditions set forth in this Article 9 of the Agreement insofar as they relate to BancGroup have been satisfied.

7.4 Opinion of Counsel.    Seller shall have received an opinion of Miller, Hamilton, Snider & Odom, L.L.C., counsel to BancGroup, dated as of the Closing, substantially in the form set forth in Exhibit B hereto.

7.5 NYSE Listing.    The shares of BancGroup Common Stock to be issued under this Agreement shall have been approved for listing on the NYSE.

7.6 Other Matters.    There shall have been furnished to such counsel for Seller certified copies of such corporate records of BancGroup and copies of such other documents as such counsel may reasonably have requested for such purpose.

7.7 Material Events.    There shall have been no determination by the board of directors of Seller that the transactions contemplated by this Agreement have become impracticable because of any state of war, declaration of a banking moratorium in the United States or a general suspension of trading on the NYSE or any other exchange on which BancGroup Common Stock may be traded.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS OF BANCGROUP

The obligations of BancGroup to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Closing Date of all of the following conditions except as BancGroup may waive such conditions in writing:

8.1 Representations, Warranties and Covenants.    Notwithstanding any investigation made by or on behalf of BancGroup, all representations and warranties of Seller and Union contained in this Agreement shall be true in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of the Closing Date (except for representations and warranties made as of a specific date or time, which shall be true in all material respects only as of such date or time), and Seller and Union shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Closing Date.

8.2 Adverse Changes.    There shall have been no changes after the date of the most recent balance sheet provided under section 3.4(a)(i) hereof in the results of operations (as compared with the corresponding period of the prior fiscal year), Assets, Liabilities, financial condition, or affairs of Union which constitute a Material Adverse Effect, nor shall there have been any material changes in the Laws governing the business of Union which would impair BancGroup’s rights pursuant to this Agreement.

8.3 Closing Certificate.    In addition to any other deliveries required to be delivered hereunder, BancGroup shall have received a certificate from Seller and Union executed by the President or Vice President and from the Secretary or Assistant Secretary of Seller and Union dated as of the Closing certifying that:

(a) the Board of Directors of Seller and Union has duly adopted resolutions approving the substantive terms of this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and such resolutions have not been amended or modified and remain in full force and effect;

(b) the shareholders of Seller have duly adopted resolutions approving the substantive terms of the transactions contemplated by this Agreement and such resolutions have not been amended or modified and remain in full force and effect;

(c) each person executing this Agreement on behalf of Seller and Union is an officer of Seller and Union holding the office or offices specified therein and the signature of each person set forth on such certificate is his or her genuine signature;

(d) the articles of incorporation and bylaws of Seller and the Bank referenced in section 3.8 hereof remain in full force and effect and have not been amended or modified since the date hereof;

(e) to such persons’ knowledge, the Information Statement delivered to Seller’s shareholders, or any amendments or revisions thereto so delivered, as of the date thereof, did not contain or incorporate by reference any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (it being understood that such persons need only express a statement as to information provided by Seller for inclusion in such Information Statement); and

(f) each of the representations and warranties of Seller and Union made in Articles 3 of the Agreement (other than any of such representations and warranties which speak as of a date prior to the date hereof which shall be true in all material respects as of such date) are true in all material respects as of the date hereof, and the conditions set forth in this Article 8 of the Agreement insofar as they relate to Seller and Union have been satisfied.

8.4 Opinion of Counsel.    BancGroup shall have received an opinion of Bilzin Sumberg Baena Price & Axelrod LLP, counsel to Seller, dated as of the Closing, substantially as set forth in Exhibit C hereto.

8.5 Controlling Shareholders.    Each shareholder of Seller who may be an “affiliate” of Seller, within the meaning of Rule 145 of the general rules and regulations under the 1933 Act shall have executed and delivered an agreement satisfactory to BancGroup to the effect that such person shall not make a “distribution” (within the meaning of Rule 145) of the Common Stock which he receives upon the Closing Date and that such Common Stock will be held subject to all applicable provisions of the 1933 Act and the rules and regulations of the SEC thereunder. Seller recognizes and acknowledges that BancGroup Common Stock issued to such persons may bear a legend evidencing the agreement described above.

8.6 Other Matters.    There shall have been furnished to counsel for BancGroup certified copies of such corporate records of Seller and Union and copies of such other documents as such counsel may reasonably have requested for such purpose.

8.7 Dissenters.    The number of shares as to which shareholders of Seller have exercised dissenters rights of appraisal under Section 1.9 does not exceed 10% of the outstanding shares of common stock of Seller.

8.8 Material Events.    There shall have been no determination by the board of directors of BancGroup that the transactions contemplated by this Agreement have become impracticable because of any state of war, declaration of a banking moratorium in the United States or general suspension of trading on the NYSE or any exchange on which BancGroup Common Stock may be traded.

8.9 Landlord’s Consents.    BancGroup shall have received any required consents from any landlords to any property leased by any Acquired Corporation Company.

8.10 Total Equity and Loan Loss Reserve.    As of December 31, 2004 or the Closing Date, whichever is the first to occur, Union’s Total Equity (as defined in Article XII of this Agreement) shall not be less than $84 million and Union’s loan loss reserve ratio shall be at least 1.0%.

ARTICLE IX

TERMINATION OF REPRESENTATIONS AND WARRANTIES

All representations and warranties provided in Articles II and III of this Agreement or in any closing certificate pursuant to Articles VII and VIII shall terminate and be extinguished on and shall not survive the Closing Date. All covenants, agreements and undertakings required by this Agreement to be performed by any Party hereto following the Closing Date shall survive such Closing Date and be binding upon such Party. If the transactions contemplated by this Agreement are not consummated, all representations, warranties, obligations, covenants, or agreements hereunder or in any certificate delivered hereunder relating to the transaction which is not consummated shall be deemed to be terminated or extinguished, except that the last sentence of Section 5.4, and Sections 4.1(h),4.2(c)(ii), 5.2, 11.3, Article IX, Article X, Article XIII, any applicable definitions of Article XII and the Confidentiality Agreements shall survive. Items disclosed in the Exhibits and Schedules attached hereto are incorporated into this Agreement and form a part of the representations, warranties, covenants or agreements to which they relate.

ARTICLE X

NOTICES

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so received:

(a) If to Seller or Union, to Lynne Wines, UB Financial Corporation, 1580 Sawgrass Corporate Parkway, Suite 310, Sunrise, Florida 33323, facsimile (954) 839-1103, telephone (954) 839-1100 with copies to Brian Bilzin, Esq., Bilzin Sumberg Baena Price & Axelrod LLP, 2500 Wachovia Financial Center, 200 South Biscayne Boulevard, Miami, Florida 33131, facsimile (305) 374-7593, telephone (305) 374-7580, or as may otherwise be specified by Seller or Union in writing to BancGroup.

(b) If to BancGroup, to W. Flake Oakley, One Commerce Street, Suite 803, Montgomery, Alabama, 36104, facsimile (334) 240-5069, with copies to Hugh C. Nickson, III, Esq., Miller, Hamilton, Snider & Odom, L.L.C., One Commerce Street, Suite 305, Montgomery, Alabama 36104, facsimile (334) 265-4533, telephone (334) 834-5550 or as may otherwise be specified in writing by BancGroup to Seller.

ARTICLE XI

AMENDMENT OR TERMINATION

11.1 Amendment.    This Agreement may be amended by the mutual consent of BancGroup and Seller before or after approval of the transactions contemplated herein by the shareholders of Seller.

11.2 Termination.    This Agreement may be terminated at any time prior to or on the Closing Date whether before or after action thereon by the shareholders of Seller, as follows:

(a) by the mutual consent of the respective boards of directors of Seller and BancGroup;

(b) by the board of directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching Party the ability to refuse to consummate the transactions contemplated by this Agreement under the standard set forth in section 8.1 of this Agreement in the case of BancGroup and section 7.1 of this Agreement in the case of Seller and Union;

(c) by the board of directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach, or if any of the conditions to the obligations of such Party contained in this Agreement in Article 7 as to Seller or Article 8 as to BancGroup shall not have been satisfied in full or waived; or

(d) by the board of directors of either BancGroup or Seller if the stock purchase transaction contemplated by this Agreement shall not have been consummated on or prior to June 30, 2005, if the failure to consummate the transactions provided for in this Agreement on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 11.2(d).

(e) without further action by either Party, upon the execution by Seller of an agreement which is legally binding on Seller with any third party (other than BancGroup or its Subsidiaries) with respect to an Acquisition Proposal if, in connection therewith, BancGroup will have the right to demand the payment of the sum described in section 4.2(c)(ii) by the Seller.

11.3 Damages.    In the event of termination pursuant to section 11.2, this Agreement shall become void and have no effect other than as set forth in section 4.2(c)(ii) and except as provided in Article IX, and except that Seller and BancGroup shall be liable for actual direct damages (but not indirect, special or consequential damages) for any willful breach of a warranty, representation, covenant or other agreement contained in this Agreement.

ARTICLE XII

DEFINITIONS

(a) The following terms, which are capitalized in this Agreement, shall have the meanings set forth below for the purpose of this Agreement:

Acquired Corporation Company	Shall mean Union and any Subsidiary of Union, or any person or entity acquired as a Subsidiary of Union in the future and owned by Union at the Closing Date.

Acquired Corporation	Stock Shares of common stock, par value $2.00 per share, of Union.

Acquisition Proposal

Shall mean, with respect to a Party, any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination, including without limitation, an informal expression of interest with regard to any of the foregoing, involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or substantial portion of the assets of, such Party or any of its Subsidiaries.

Agencies

Shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the Office of Thrift Supervision, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, HUD, the VA, the FHA, the GNMA, the FNMA, the FHLMC, the NYSE, and the SEC.

Agreement	Shall mean this Stock Purchase Agreement and the Exhibits and Schedules delivered pursuant hereto and incorporated herein by reference.

Assets

Of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

BancGroup	The Colonial BancGroup, Inc., a Delaware corporation with its principal offices in Montgomery, Alabama.

Closing	The submission of the certificates of officers, legal opinions and other actions required to be taken in order to consummate the transactions contemplated by this Agreement.

Closing Date	Means the date and time at which the Closing occurs and the common stock of Union is sold to BancGroup.

Code	The Internal Revenue Code of 1986, as amended.

Common Stock	BancGroup’s Common Stock authorized and defined in the restated certificate of incorporation of BancGroup, as amended.

Confidentiality Agreement	Confidentiality Agreement executed by BancGroup and Seller or its agent, Hovde Financial, on or around July 1, 2004.

Consent	Any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

Contract

Any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

Core Operating Earnings

Means Union’s earnings as determined by GAAP, less any earnings resultant from the sale of assets (including loans and securities) and including sufficient loan loss provision expense to maintain a 1.0% ratio of loan loss reserves to total loans.

Default

Shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

DGCL	The Delaware General Corporation Law.

Environmental Laws	Means the laws, regulations and governmental requirements referred to in section 3.23 hereof.

ERISA	The Employee Retirement Income Security Act of 1974, as amended.

Exhibits

A through C, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

FBCA	Florida Business Corporation Act

GAAP	Means generally accepted accounting principles applicable to banks and bank holding companies consistently applied during the periods involved.

Independent Accounting Firm

Means any accounting firm mutually agreed to by the parties. If the Parties are unable to agree on an accounting firm, each party shall select an accounting firm and the accounting firms chosen by the Parties shall select a separate accounting firm to act as the Independent Accounting Firm.

Information Statement	The information statement contained in the Registration Statement, which shall include the prospectus of BancGroup relating to the issuance of the BancGroup Common Stock to Seller.

Knowledge

Means the actual knowledge (or the knowledge that should have been obtained) after due investigation and inquiry by the Chairman, President, Chief Financial Officer, Chief Operating Officer, General Counsel or any Senior or Executive Vice President of BancGroup, in the case of knowledge of BancGroup. In the case of Seller or Union it means the actual knowledge (or the knowledge that should have been obtained) after due investigation and inquiry by the Chairman, President, Chief Financial Officer, Chief Credit Officer, or any other Executive Officer of Seller or Union.

Law

Any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any Agency.

Liability

Any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

Lien

Any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, (iii) Liens in the form of easements and restrictive covenants on real property which do not materially adversely affect the use of such property by the current owner thereof, and (iv) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

Litigation

Any action, arbitration, complaint, criminal prosecution, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities, relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

Loan Property

Any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

Loss

Any and all direct or indirect payments, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, losses, diminution in the value of Assets, damages, punitive, exemplary or consequential damages (including, but not limited to, lost income and profits and interruptions of business), liabilities, costs, expenses (including without limitation, reasonable attorneys’ fees and expenses, and consultant’s fees and other costs of defense or investigation), and interest on any amount payable to a third party as a result of the foregoing.

Market Value

Shall represent the per share market value of the BancGroup Common Stock at the Closing Date and shall be determined by calculating the average of the closing prices of the Common Stock of BancGroup as reported by the NYSE on each of the fifteen (15) consecutive trading days ending on the trading day five trading days preceding the Closing Date.

material

For purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

Material Adverse Effect

On a Party shall mean an event, change or occurrence which has a material adverse impact on (i) the financial position, Assets, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the stock purchase transaction contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in the economy of the United States of general scope or which affect the market area of Union, (b) changes in interest rates in the United States, (c) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (d) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (e) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplations of the transactions contemplated hereby, and (f) compliance with the provisions of this Agreement on the operating performance of the Parties, including, but not limited to, costs and expenses incurred, accrued and to be incurred, in connection with the transaction, such as employee severance costs, investment bankers’, attorneys’ and accountants’ fees.

Net Income	Net income as calculated in accordance with GAAP.

NYSE	The New York Stock Exchange.

Order

Any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Agency.

Party	Shall mean Seller and Union or BancGroup, and “Parties” shall mean both Seller and Union and BancGroup.

Permit

Any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

Person

A natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

Purchase Consideration	The consideration provided for in Sections 1.1 and 1.2.

Qualified Subchapter S Subsidiary	Means a corporation as defined by Section 1361(b)(3) of the Code.

Registration Statement

The registration statement on Form S-4, or such other appropriate form, to be filed with the SEC by BancGroup, and which has been agreed to by Seller, to register the shares of BancGroup Common Stock offered to Seller pursuant to this Agreement, including the Information Statement.

SEC	United States Securities and Exchange Commission.

Shareholders Approval	The special meeting or other form of approval of shareholders of Seller called to approve the transactions contemplated by this Agreement.

Significant Subsidiaries	Shall have the same definition as it does in Section 1-02 of Regulation S-X under the Securities Act of 1933, as amended.

Subsidiaries

Shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

Tax or Taxes	Means any federal, state, county, local, foreign, and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

Total Equity

Means Union’s equity as determined by GAAP, but shall not include the effect on equity of changes in the mark-to-market value of Union’s securities portfolio after July 31, 2004. Total Equity shall not be deemed to be reduced by any charges or accruals resultant from (i) the change in control agreements and the performance share plan set forth on Schedule 3.7 or (ii) reasonable transaction expenses.

Union	Union Bank of Florida, a Florida state chartered bank and a Qualified Subchapter S Subsidiary.

1933 Act	The Securities Act of 1933, as amended.

1934 Act	The Securities Exchange Act of 1934, as amended.

ARTICLE XIII

MISCELLANEOUS

13.1 Expenses.    (a) Except as otherwise provided in this Section 13.1, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that BancGroup shall bear and pay the filing fees payable in connection with any Agency approvals and the Registration Statement and printing and mailing costs incurred in connection with the printing and mailing of the Registration Statement.

(b) Nothing contained in this Section 13.1 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

13.2 Benefit and Assignment.    Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns, and such other persons or parties as may be expressly provided herein.

13.3 Governing Law.    Except to the extent the Laws of the State of Delaware and the State of Florida apply to the transactions contemplated by this Agreement, this Agreement shall be governed by, and construed in accordance with the Laws of the State of Florida without regard to any conflict of Laws.

13.4 Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each Party thereto.

13.5 Headings.    The headings of the various articles and sections of this Agreement are for convenience of reference only and shall not be deemed a part of this Agreement or considered in construing the provisions thereof.

13.6 Severability.    Any term or provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining terms and provisions thereof or affecting the validity or enforceability of such provision in any other jurisdiction, and if any term or provision of this Agreement is held by any court of competent jurisdiction to be void, voidable, invalid or unenforceable in any given circumstance or situation, then all other terms and provisions, being severable, shall remain in full force and effect in such circumstance or situation and the term or provision shall remain valid and in effect in any other circumstances or situation, except if such omitted term or provision would so materially adversely impact the economic benefits of the transaction to a Party as contemplated by this Agreement so as to render inadvisable the consummation of such transactions.

13.7 Construction.    Use of the masculine pronoun herein shall be deemed to refer to the feminine and neuter genders and the use of singular references shall be deemed to include the plural and vice versa, as appropriate. No inference in favor of or against any Party shall be drawn from the fact that such Party or such Party’s counsel has drafted any portion of this Agreement.

13.8 Return of Information.    In the event of termination of this Agreement prior to the Closing Date, each Party shall return to the other, without retaining copies thereof, all confidential or non-public documents, work papers and other materials obtained from the other Party in connection with the transactions contemplated in this Agreement and shall keep such information confidential, not disclose such information to any other person or entity, and not use such information in connection with its business.

13.9 Equitable Remedies.    The parties hereto agree that, in the event of a breach of this Agreement by either Party, the other Party may be without an adequate remedy at law owing to the unique nature of the contemplated transactions. In recognition thereof, in addition to (and not in lieu of) any remedies at law that may be available to the non-breaching Party, the non-breaching Party shall be entitled to obtain equitable relief, including the remedies of specific performance and injunction, in the event of a breach of this Agreement by the other Party, and no attempt on the part of the non-breaching Party to obtain such equitable relief shall be deemed to constitute an election of remedies by the non-breaching Party that would preclude the non-breaching Party from obtaining any remedies at law to which it would otherwise be entitled.

13.10 Attorneys’ Fees.    If any Party hereto shall bring an action at law or in equity to enforce its rights under this Agreement (including an action based upon a misrepresentation or the breach of any warranty, covenant, agreement or obligation contained herein), the prevailing Party in such action shall be entitled to recover from the other Party its costs and expenses incurred in connection with such action (including fees, disbursements and expenses of attorneys and costs of investigation).

13.11 No Waiver.    No failure, delay or omission of or by any Party in exercising any right, power or remedy upon any breach or Default of any other Party shall impair any such rights, powers or remedies of the Party not in breach or Default, nor shall it be construed to be a wavier of any such right, power or remedy, or an acquiescence in any similar breach or Default; nor shall any waiver of any single breach or Default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any provisions of this Agreement must be in writing and be executed by the Parties to this Agreement and shall be effective only to the extent specifically set forth in such writing.

13.12 Remedies Cumulative.    All remedies provided in this Agreement, by law or otherwise, shall be cumulative and not alternative.

13.13 Entire Contract.    This Agreement, the Confidentiality Agreements and the documents and instruments referred to herein constitute the entire contract between the parties to this Agreement and supersede all other understandings with respect to the subject matter of this Agreement

IN WITNESS WHEREOF, Seller, Union and BancGroup have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

ATTEST:	UB FINANCIAL CORPORATION

/S/ CARLA H. POLLARD	/S/ STEVEN J. SAIONTZ
By: Carla H. Pollard	By: Steven J. Saiontz
Its: Secretary	Its: Chairman of the Board

(CORPORATE SEAL)

ATTEST:	UNION BANK OF FLORIDA

/S/ CARLA H. POLLARD	/S/ STEVEN J. SAIONTZ
By: Carla H. Pollard	By: Steven J. Saiontz
Its: Secretary	Its: Chairman of the Board

(CORPORATE SEAL)

ATTEST:	THE COLONIAL BANCGROUP, INC.

/S/ HELENA T. DUNCAN	/S/ W. FLAKE OAKLEY
By: Helena T. Duncan	By: W. Flake Oakley
Its: Secretary	Its: President

(CORPORATE SEAL)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

Pursuant to section 145 of the Delaware General Corporation Law, as amended, and the Restated Certificate of Incorporation of the Registrant, officers, directors, employees, and agents of the Registrant are entitled to indemnification against liabilities incurred while acting in such capacities on behalf of the Registrant, including reimbursement of certain expenses. In addition, the Registrant maintains an officers and directors insurance policy pursuant to which certain officers and all directors of the Registrant are entitled to indemnification against certain liabilities, including reimbursement of certain expenses, and the Registrant has indemnity agreements (“Indemnification Agreements”) with certain officers and all of its directors pursuant to which such persons may be indemnified by the Registrant against certain liabilities, including expenses.

The Indemnification Agreements are intended to provide additional indemnification to directors and officers of Colonial BancGroup beyond the specific provisions of the Delaware General Corporation Law. Under the Delaware General Corporation Law, a company may indemnify its directors and officers in circumstances other than those under which indemnification and the advance of expenses are expressly permitted by applicable statutory provisions.

Under the Delaware General Corporation Law, a director, officer, employee or agent of a corporation (i) must be indemnified by the corporation for all expenses incurred by him (including attorneys’ fees) when he is successful on the merits or otherwise in defense of any action, suit or proceeding brought by reason of the fact that he is or was a director, officer, employee or agent of the corporation, (ii) may be indemnified by the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement of any such proceeding (other than a proceeding by or in the right of the corporation) even if he is not successful on the merits if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation (and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful), and (iii) may be indemnified by the corporation for expenses (including attorneys’ fees) incurred by him in the defense or settlement of a proceeding brought by or in the right of the corporation, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; provided that no indemnification may be made under the circumstances described in clause (iii) if the director, officer, employee or agent is adjudged liable to the corporation, unless a court determines that, despite the adjudication of liability but in view of all of the circumstances, he is fairly and reasonably entitled to indemnification for the expenses which the court shall deem proper. The indemnification described in clauses (ii) and (iii) above (unless ordered by a court) may be made only as authorized in a specific case upon determination by (i) a majority of a quorum of disinterested directors, (ii) independent legal counsel in a written opinion, or (iii) the stock holders, that indemnification is proper in the circumstances because the applicable standard of conduct has been met. Expenses (including attorneys’ fees) incurred by an officer or director in defending a proceeding may be advanced by the corporation prior to the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the advance if it is ultimately determined that he is not entitled to be indemnified by the corporation. Expenses (including attorneys’ fees) incurred by other employees and agents may be advanced by the corporation upon terms and conditions deemed appropriate by the board of directors.

The indemnification provided by the Delaware General Corporation Law has at least two limitations that are addressed by the Indemnification Agreements: (i) Colonial BancGroup is under no obligation to advance expenses to a director or officer, and (ii) except in the case of a proceeding in which a director or officer is successful on the merits or otherwise, indemnification of a director or officer is discretionary rather than mandatory.

The Indemnification Agreements, therefore, cover any and all expenses (including attorneys’ fees and all other charges paid or payable in connection therewith) incurred in connection with investigating, defending, being a witness or participating in (including an appeal), or preparing to defend, be a witness in or participate in, any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether civil, criminal, administrative or otherwise, related to the fact that such director or officer is or was a director, officer, employee or agent of Colonial BancGroup or is or was serving at the request of Colonial BancGroup as a director, officer, employee, agent, partner, committee member or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by such director or officer in any such capacity.

The Indemnification Agreements also provide for the prompt advancement of all expenses incurred in connection with any proceeding and obligate the director or officer to reimburse Colonial BancGroup for all amounts so advanced if it is subsequently determined, as provided in the Indemnification Agreements, that the director or officer is not entitled to indemnification.

The Indemnification Agreements further provide that the director or officer is entitled to indemnification for, and advancement of, all expenses (including attorneys’ fees) incurred in any proceeding seeking to collect from Colonial BancGroup an indemnity claim or advancement of expenses under the Indemnification Agreements, Colonial BancGroup’s Certificate of Incorporation, or the Delaware General Corporation Law, regardless of whether the director or officer is successful in such proceeding.

The Indemnification Agreements impose upon Colonial BancGroup the burden of proving that the director or officer is not entitled to indemnification in any particular case, and the Indemnification Agreements negate certain presumptions which might otherwise be drawn against a director or officer in certain circumstances. Further, the Indemnification Agreements provide that if Colonial BancGroup pays a director or officer pursuant to an Indemnification Agreement, Colonial BancGroup will be subrogated to such director’s or officer’s rights to recover from third parties.

The Indemnification Agreements stipulate that a director’s or officer’s rights under such contracts are not exclusive of any other indemnity rights a director or officer may have; however, the Indemnification Agreements prevent double payment. The Indemnification Agreements require the maintenance of directors’ and officers’ liability insurance if such insurance can be maintained on terms, including rates, satisfactory to Colonial BancGroup.

The benefits of the Indemnification Agreements would not be available if (i) the action with respect to which indemnification is sought was initiated or brought voluntarily by the officer or director (other than an action to enforce the right to indemnification under the Indemnification Agreements); (ii) the officer or director is paid for such expense or liability under an insurance policy; (iii) the proceeding is for an accounting of profits pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended; (iv) the conduct of the officer or director is adjudged as constituting an unlawful personal benefit, or active or deliberate dishonesty or willful fraud or illegality; or (v) a court determines that indemnification or advancement of expenses is unlawful under the circumstances.

The Indemnification Agreements would provide indemnification for liabilities arising under the Securities Act of 1933, as amended. Colonial BancGroup has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such act and is, therefore, unenforceable.

Item 21.    Exhibits.

The following is a list of exhibits that are included in Part II of the Registration Statement. Such exhibits are separately indexed elsewhere in the Registration Statement.

Description
2.1	Stock Purchase Agreement by and among The Colonial BancGroup, Inc., Union Bank of Florida and UB Financial Corporation, dated as of September 27, 2004, included in the Prospectus portion of this registration statement at Appendix A and incorporated herein by reference.

4.1	Article 4 of the Restated Certificate of Incorporation of the Registrant filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, dated February 21, 1995, including the amendment to Article 4 noted at Exhibit 4(B) above, and incorporated herein by reference.

4.2	Amendment to Article 4 of Registrant’s Restated Certificate of Incorporation, dated May 15, 1998, filed as Exhibit 4.2 to the Registrant’s Registration Statement on Form S-4 (File No. 333-56241), effective June 22, 1998, and incorporated herein by reference.

4.3	Article II of the Bylaws of the Registrant filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, dated February 21, 1995, and incorporated herein by reference.

4.4	Restated Dividend Reinvestment Plan of the Registrant dated April 18, 2001, Amendment No. 1 thereto dated as of June 10, 1986, filed as Exhibit 4(C) to the Registrant’s Registration Statement on Form S-4 (File No. 33-07015), effective July 15, 1986, and Amendment No. 2 thereto filed as a Post-Effective Amendment to Form S-3 (File No. 33-62071) on June 18, 2001, and incorporated herein by reference.

4.5	Trust Indenture dated as of March 25, 1986, included as Exhibit 4 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-2, file number 33-4004, effective March 25, 1986, and incorporated herein by reference.

4.6	All other instruments defining the rights of holders of long-term debt of the Registrant and its subsidiaries—not filed pursuant to clause 4(iii) of Item 601(b) of Regulation S-K to be furnished upon request of the Commission.

5	Opinion of Miller, Hamilton, Snider & Odom, L.L.C. as to certain Delaware law issues of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Miller, Hamilton, Snider & Odom, L.L.C.

24	Power of Attorney.

Item 22.    Undertakings.

(a)    The undersigned hereby undertakes as follows as required by Item 512 of Regulation S-K:

(1)    That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2)    That every prospectus (i) that is filed pursuant to paragraph (1) immediately above, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to such securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(c)    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

(d)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(e)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montgomery, Alabama, on the 9th day of November, 2004.

THE COLONIAL BANCGROUP, INC.

By:	/s/ ROBERT E. LOWDER
Robert E. Lowder Its Chairman of the Board of Directors and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ ROBERT E. LOWDER Robert E. Lowder	Chairman of the Board of Directors and Chief Executive Officer (Chief Executive Officer)	**

/s/ SARAH H. MOORE Sarah H. Moore	Chief Financial Officer and Executive Vice President (Principal Financial Officer)	**

/s/ SHEILA P. MOODY Sheila P. Moody	Chief Accounting Officer and Senior Vice President (Principal Accounting Officer)	**

* Lewis E. Beville	Director	**

* William Britton	Director	**

* Jerry J. Chesser	Director	**

* Augustus K. Clements, III	Director	**

* Robert C. Craft	Director	**

* Patrick F. Dye	Director	**

* Hubert L. Harris, Jr.	Director	**

* Clinton O. Holdbrooks	Director	**

* Harold D. King	Director	**

Signatures	Title	Date

* John Ed Mathison	Director	**

* Milton E. McGregor	Director	**

* John C. H. Miller, Jr.	Director	**

* Joe D. Mussafer	Director	**

* William E. Powell, III	Director	**

* James W. Rane	Director	**

* Frances E. Roper	Director	**

* Simuel Sippial	Director	**

* Edward V. Welch	Director	**

*	The undersigned, acting pursuant to a power of attorney, has signed this Registration Statement on Form S-4 for and on behalf of the persons indicated above as such persons’ true and lawful attorney-in-fact and in their names, places and stead, in the capacities indicated above and on the date indicated below.

/s/ SARAH H. MOORE Sarah H. Moore Attorney-in-Fact

** Dated: November 9, 2004

EXHIBIT INDEX

Exhibit
2.1	Stock Purchase Agreement by and among The Colonial BancGroup, Inc., Union Bank of Florida and UB Financial Corporation, dated as of September 27, 2004, included in the Prospectus portion of this registration statement at Appendix A and incorporated herein by reference.

4.1	Article 4 of the Restated Certificate of Incorporation of the Registrant filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, dated February 21, 1995, including the amendment to Article 4 noted at Exhibit 4(B) above, and incorporated herein by reference.

4.2	Amendment to Article 4 of Registrant’s Restated Certificate of Incorporation, dated May 15, 1998, filed as Exhibit 4.2 to the Registrant’s Registration Statement on Form S-4 (File No. 333-56241), effective June 22, 1998, and incorporated herein by reference.

4.3	Article II of the Bylaws of the Registrant filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, dated February 21, 1995, and incorporated herein by reference.

4.4	Restated Dividend Reinvestment Plan of the Registrant dated April 18, 2001, Amendment No. 1 thereto dated as of June 10, 1986, filed as Exhibit 4(C) to the Registrant’s Registration Statement on Form S-4 (File No. 33-07015), effective July 15, 1986, and Amendment No. 2 thereto filed as a Post-Effective Amendment to Form S-3 (File No. 33-62071) on June 18, 2001, and incorporated herein by reference.

4.5	Trust Indenture dated as of March 25, 1986, included as Exhibit 4 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-2, file number 33-4004, effective March 25, 1986, and incorporated herein by reference.

4.6	All other instruments defining the rights of holders of long-term debt of the Registrant and its subsidiaries—not filed pursuant to clause 4(iii) of Item 601(b) of Regulation S-K to be furnished upon request of the Commission.

5	Opinion of Miller, Hamilton, Snider & Odom, L.L.C. as to certain Delaware law issues of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Miller, Hamilton, Snider & Odom, L.L.C.

24	Power of Attorney.